Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Jarden Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Jarden Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it classifies deferred tax assets and liabilities on the consolidated balance sheet in 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 26, 2016

JARDEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Years Ended December 31,
	2015	2014	2013
Net sales	$8,603.9	$8,287.1	$7,355.9
Cost of sales	5,912.0	5,654.2	5,241.2

Gross profit	2,691.9	2,632.9	2,114.7
Selling, general and administrative expenses	2,021.3	1,960.0	1,519.8
Restructuring costs, net	12.1	7.7	22.0
Impairment of goodwill, intangibles and other assets	150.8	25.4	—

Operating earnings	507.7	639.8	572.9
Interest expense, net	226.1	210.3	195.4
Loss on early extinguishment of debt	—	56.7	25.9

Income before taxes	281.6	372.8	351.6
Income tax provision	135.1	130.3	147.7

Net income	$146.5	$242.5	$203.9

Earnings per share:
Basic	$0.75	$1.31	$1.20
Diluted	$0.72	$1.28	$1.18
Weighted average shares outstanding:
Basic	195.8	185.3	170.6
Diluted	204.5	189.8	172.5

The accompanying notes are an integral part of the consolidated financial statements.

JARDEN CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions, except per share amounts)

	Years Ended December 31,
	2015	2014	2013
Comprehensive income (loss):
Net income	$146.5	$242.5	$203.9
Other comprehensive income, before tax:
Cumulative translation adjustment	(173.4)	(113.4)	(31.3)
Derivative financial instruments	2.7	18.4	4.6
Accrued benefit cost	0.3	(12.5)	38.3
Unrealized loss on investment	—	(0.4)	—

Total other comprehensive income (loss), before tax	(170.4)	(107.9)	11.6
Income tax (provision) benefit related to other comprehensive income (loss)	(11.0)	(14.2)	(16.8)

Comprehensive income (loss)	$(34.9)	$120.4	$198.7

The accompanying notes are an integral part of the consolidated financial statements.

JARDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	As of December 31,
	2015	2014
Assets:
Cash and cash equivalents	$1,298.4	$1,164.8
Accounts receivable, net of allowances of $145.5 in 2015, $119.7 in 2014	1,310.4	1,277.9
Inventories	1,783.2	1,504.7
Deferred taxes on income	—	166.2
Prepaid expenses and other current assets	262.3	204.4

Total current assets	4,654.3	4,318.0

Property, plant and equipment, net	1,074.4	849.9
Goodwill	4,260.4	2,880.2
Intangibles, net	4,094.6	2,598.5
Other assets	209.4	152.7

Total assets	$14,293.1	$10,799.3

Liabilities:
Short-term debt and current portion of long-term debt	$593.5	$594.9
Accounts payable	813.2	809.9
Accrued salaries, wages and employee benefits	206.4	195.1
Other current liabilities	662.2	477.3

Total current liabilities	2,275.3	2,077.2

Long-term debt	5,787.5	4,464.0
Deferred taxes on income	1,603.5	1,222.1
Other non-current liabilities	574.5	426.7

Total liabilities	10,240.8	8,190.0

Commitments and contingencies (see Note 11)	—	—

Stockholders’ equity:
Preferred stock ($0.01 par value, 5.0 shares authorized, no shares issued and outstanding at December 31, 2015 and 2014)	—	—
Common stock ($0.01 par value, 500 and 300 shares authorized at December 31, 2015 and December 31, 2014, respectively, 261.7 and 233.3 shares issued at December 31, 2015 and December 31, 2014, respectively)	2.6	2.3
Additional paid-in capital	4,094.2	2,515.5
Retained earnings	1,431.2	1,284.7
Accumulated other comprehensive income (loss)	(362.1)	(180.7)
Less: Treasury stock (41.9 and 41.3 shares, at cost, at December 31, 2015 and 2014, respectively)	(1,113.6)	(1,012.5)

Total stockholders’ equity	4,052.3	2,609.3

Total liabilities and stockholders’ equity	$14,293.1	$10,799.3

The accompanying notes are an integral part of the consolidated financial statements.

JARDEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$146.5	$242.5	$203.9
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	245.4	191.1	165.9
Impairment of goodwill, intangibles and other assets	150.8	25.4	—
Venezuela-related charges	60.6	150.9	27.4
Deferred income taxes	(56.7)	(53.5)	(10.7)
Stock-based compensation	131.3	49.7	95.8
Excess tax benefits from stock-based compensation	(25.9)	(38.0)	(11.6)
Other	113.5	43.5	10.7
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	28.0	(109.1)	16.9
Inventory	(117.9)	(75.6)	103.9
Accounts payable	(53.0)	160.0	4.5
Accrued salaries, wages and employee benefits	(8.4)	1.8	(17.4)
Other assets and liabilities	70.5	38.3	79.2

Net cash provided by operating activities	684.7	627.0	668.5

Cash flows from financing activities:
Net change in short-term debt	(34.0)	25.4	102.0
Proceeds from issuance of long-term debt	1,389.8	1,764.8	1,273.4
Payments on long-term debt	(54.7)	(1,248.0)	(407.7)
Proceeds from issuance of stock, net of transaction fees	1,449.6	—	748.3
Repurchase of common stock and shares tendered for taxes	(134.1)	(285.3)	(297.8)
Debt issuance costs	(17.7)	(21.4)	(19.8)
Excess tax benefits from stock-based compensation	25.9	38.0	11.6
Other, net	(6.1)	(8.0)	(4.4)

Net cash provided by financing activities	2,618.7	265.5	1,405.6

Cash flows from investing activities:
Additions to property, plant and equipment	(214.6)	(202.1)	(211.0)
Acquisition of businesses, net of cash acquired	(2,937.1)	(517.4)	(1,820.1)
Other	34.6	8.0	73.7

Net cash used in investing activities	(3,117.1)	(711.5)	(1,957.4)

Effect of exchange rate changes on cash and cash equivalents	(52.7)	(144.7)	(22.3)

Net increase in cash and cash equivalents	133.6	36.3	94.4
Cash and cash equivalents at beginning of period	1,164.8	1,128.5	1,034.1

Cash and cash equivalents at end of period	$1,298.4	$1,164.8	$1,128.5

Supplemental cash disclosures:
Taxes paid	$126.1	$126.1	$74.7
Make-whole interest	—	42.3	12.3
Interest paid	177.9	182.8	181.7

The accompanying notes are an integral part of the consolidated financial statements.

JARDEN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2012	208.6	$2.1	(32.5)	$(562.4)	$1,535.0	$838.3	$(53.4)	$1,759.6
Comprehensive income	—	—	—	—	—	203.9	(5.2)	198.7
Proceeds from issuance of common stock, net	24.7	0.2	—	—	744.7	—	—	744.9
Restricted stock awards, stock options exercised and stock plan purchases	—	—	3.0	48.0	(30.7)	—	—	17.3
Restricted stock awards cancelled and shares tendered	—	—	(2.0)	(52.7)	4.9	—	—	(47.8)
Stock-based compensation	—	—	—	—	95.8	—	—	95.8
Shares repurchased	—	—	(8.4)	(250.0)	—	—	—	(250.0)
Equity component of convertible notes, net of tax and other	—	—	—	—	31.2	—	—	31.2

Balance, December 31, 2013	233.3	$2.3	(39.9)	$(817.1)	$2,380.9	$1,042.2	$(58.6)	$2,549.7
Comprehensive income	—	—	—	—	—	242.5	(122.1)	120.4
Restricted stock awards, stock options exercised and stock plan purchases	—	—	5.9	94.7	(88.0)	—	—	6.7
Restricted stock awards cancelled and shares tendered	—	—	(2.1)	(82.3)	40.5	—	—	(41.8)
Stock-based compensation	—	—	—	—	49.7	—	—	49.7
Shares repurchased	—	—	(5.2)	(207.8)	—	—	—	(207.8)
Equity component of convertible notes, net of tax and other	—	—	—	—	132.4	—	—	132.4

Balance, December 31, 2014	233.3	$2.3	(41.3)	$(1,012.5)	$2,515.5	$1,284.7	$(180.7)	$2,609.3
Comprehensive income	—	—	—	—	—	146.5	(181.4)	(34.9)
Proceeds from issuance of common stock, net	28.4	0.3	—	—	1,447.5	—	—	1,447.8
Restricted stock awards, stock options exercised and stock plan purchases	—	—	2.6	42.3	(35.1)	—	—	7.2
Restricted stock awards cancelled and shares tendered	—	—	(1.3)	(53.2)	35.0	—	—	(18.2)
Stock-based compensation	—	—	—	—	131.3	—	—	131.3
Shares repurchased	—	—	(1.9)	(90.2)	—	—	—	(90.2)

Balance, December 31, 2015	261.7	$2.6	(41.9)	$(1,113.6)	$4,094.2	$1,431.2	$(362.1)	$4,052.3

The accompanying notes are an integral part of the consolidated financial statements.

JARDEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share data and unless otherwise indicated)

1. Business and Significant Accounting Policies

Business

Jarden Corporation and its subsidiaries (hereinafter referred to as the “Company” or “Jarden”) is a leading provider of a diverse range of consumer products with a portfolio of over 120 trusted, quality brands sold globally. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Envirocooler®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew-Cornell®, Mapa®, NUK®, Pine Mountain®, ProPak®, Quickie®, Spontex®, Tigex®, Waddington ,Yankee Candle® and YOU®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Outdoor Solutions: Abu Garcia®, AeroBed®, Berkley®, Campingaz®, Coleman®, Dalbello®, ExOfficio®, Fenwick®, Greys®, Gulp!®, Hardy®, Invicta®, K2®, Jostens®, Marker®, Marmot®, Mitchell®, Neff®, PENN®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Squadra®, Stearns®, Stren®, Trilene®, Völkl®, Worth® and Zoot®. Our growth strategy is based on introducing new products, as well as on expanding existing product categories, which is supplemented through opportunistically acquiring businesses that reflect our core strategy, often with highly-recognized brands within the categories they serve, innovative products and multi-channel distribution.

Basis of Presentation

The consolidated financial statements include the consolidated accounts of the Company and have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

All significant intercompany transactions and balances have been eliminated upon consolidation. Unless otherwise indicated, references in the consolidated financial statements to 2015, 2014 and 2013 are to the Company’s calendar years ended December 31, 2015, 2014 and 2013, respectively.

Certain reclassifications have been made in the Company’s consolidated financial statements of prior years to conform to the current year presentation. These reclassifications have no impact on previously reported net income.

Supplemental Information

Stock-based compensation costs, which are included in selling, general and administrative expenses (“SG&A”), were $131, $49.7 and $95.8 for 2015, 2014 and 2013, respectively.

Interest expense is net of interest income of $2.6, $7.2 and $6.0 for 2015, 2014 and 2013, respectively.

Foreign Operations

The functional currency for most of the Company’s consolidated foreign operations is the local currency. Assets and liabilities are translated at year-end exchange rates, and income and expenses are translated at average exchange rates during the year. Net unrealized exchange adjustments arising on the translation of foreign currency financial statements are reported as cumulative translation adjustments within accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the results of operations and are generally classified in SG&A. Foreign currency transaction losses for 2015, 2014 and 2013 were $0.4, $2.0 and $6.4, respectively.

The U.S. dollar is the functional currency for certain foreign subsidiaries that conduct their business primarily in U.S. dollars. As such, monetary items are translated at current exchange rates, and non-monetary items are translated at historical exchange rates.

Venezuela Operations

Prior to March 31, 2015, the Company included the results of its Venezuelan operations in its consolidated financial statements using the consolidation method of accounting. Venezuelan exchange control regulations have become increasingly restrictive and have resulted in an other-than-temporary lack of exchangeability between the Venezuelan Bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay obligations denominated in U.S. dollars, as well as pay dividends. These exchange regulations, combined with certain Venezuelan regulations, limit the Company’s ability to rationalize its manufacturing platform to a level that would allow the Company to maintain a sustainable production level that is commensurate with the declining demand resulting from the deteriorating macroeconomic conditions in Venezuela. Furthermore, the Venezuelan government imposes price restrictions that prohibit the Company from pricing its products at acceptable levels. As such, effective March 31, 2015, the Company began reporting the results of its Venezuelan operations using the cost method of accounting. As a result, during the three months ended March 31, 2015, the Company recorded charges of $60.6 related to the deconsolidation of the Company’s subsidiaries operating in Venezuela (the “Venezuela-related charges”) that include in part, charges for the remeasurement of net monetary assets and the impairment of long-lived assets (discussed hereafter). The Venezuela-related charges are recorded in SG&A.

On February 10, 2015, the Venezuelan government established a new foreign exchange system, the Marginal Currency System (“SIMADI”). Furthermore, in February 2015 shortly after establishment of SIMADI, the SICAD-II program was eliminated. As such, the Company determined it would be most appropriate to remeasure the net monetary assets of the Company’s subsidiaries operating in Venezuela at the SIMADI exchange rate, as this was the Company’s expected settlement rate. The SIMADI exchange rate was approximately 193 Bolivars per U.S. dollar at March 31, 2015. As such, due to the change to the SIMADI exchange rate, during the three months ended March 31, 2015, the Company recorded a foreign exchange-related charge of $13.0 related to the write-down of net monetary assets due to this remeasurement. This charge is included in the aforementioned Venezuela-related charges. Furthermore, as a result of the continued foreign exchange restrictions, combined with the unfavorable macroeconomic conditions in Venezuela, the Company recorded a $37.3 impairment charge on property, plant and equipment that were previously recorded at historical cost. This charge is included in the aforementioned Venezuela-related charges.

Up until December 31, 2014, the financial statements of the Company’s subsidiaries operating in Venezuela were remeasured at and reflected in the Company’s consolidated financial statements at the CENCOEX official exchange rate of 6.30 Bolivars per U.S. dollar. Due to the evolving foreign exchange control environment in Venezuela and additional experience with the various foreign exchange mechanisms, specifically SICAD and SICAD-II, as of December 31, 2014, the Company determined it would be most appropriate to remeasure the financial statements of the Company’s subsidiaries operating in Venezuela at the SICAD-II exchange rate of 50.0 Bolivars per U.S. dollar. As a result of the change to the SICAD-II exchange rate, the results of operations for 2014 includes a charge of $151 related to the write-down of net monetary assets due to this remeasurement. This charge is included in SG&A.

In February 2013, the Venezuelan government devalued the Bolivar relative to the U.S. dollar. As a result, the Company recorded $29.0 of Venezuela-related charges during 2013 related to its Venezuela operations, which are almost entirely comprised of a non-cash charge related to the write-down of monetary assets due to the change in the official exchange rate. These charges are included in SG&A.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires estimates and assumptions that affect amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant accounting estimates and assumptions are used for, but not limited to, the allowance for doubtful accounts; asset impairments; useful lives of tangible and intangible assets; pension and postretirement liabilities; tax valuation allowances and unrecognized tax benefits; reserves for sales returns and allowances; product warranty; product liability; excess and obsolete inventory valuation; stock-based compensation; and litigation and environmental liabilities. These accounting estimates may be adjusted or refined due to changes in the facts and circumstances supporting these accounting estimates. Such changes and refinements are reflected in the consolidated financial statements in the period in which they are made and, if material, their effects are disclosed in the consolidated financial statements.

Concentrations of Credit Risk

Substantially all of the Company’s trade receivables are due from retailers and distributors located throughout Asia, Canada, Europe, Latin America and the United States. Approximately 15%, 15% and 17% of the Company’s consolidated net sales in 2015, 2014 and 2013, respectively, were to a single customer who purchased product from all of the Company’s business segments.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company provides credit, in the normal course of business, to its customers. The Company maintains an allowance for doubtful customer accounts for estimated losses that may result from the inability of the Company’s customers to make required payments. That estimate is based on a variety of factors, including historical collection experience, current economic and market conditions, and a review of the current status of each customer’s trade accounts receivable. The Company charges actual losses when incurred to this allowance.

Leasehold Improvements

Leasehold improvements are recorded at cost less accumulated amortization. Improvements are amortized over the shorter of the remaining lease term (and any renewal period if such a renewal is reasonably assured at inception) or the estimated useful lives of the assets.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred, and expenditures that extend the useful lives of assets are capitalized. The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable through future undiscounted cash flows. If the Company concludes that impairment exists, the carrying amount is reduced to fair value.

The Company provides for depreciation primarily using the straight-line method in amounts that allocate the cost of property, plant and equipment over the following ranges of useful lives:

Buildings and improvements	5 to 45 years
Machinery, equipment and tooling (includes capitalized software)	3 to 25 years
Furniture and fixtures	3 to 10 years

Land is not depreciated.

Goodwill and Intangible Assets

Goodwill and certain intangibles (primarily trademarks and tradenames) are not amortized; however, they are subject to evaluation for impairment using a fair value based test. This evaluation is performed annually, during the fourth quarter or more frequently if facts and circumstances warrant. The Company uses a qualitative approach to test goodwill for impairment by first assessing qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company applied this qualitative approach to select reporting units. For other reporting units, the Company proceeded directly to the first step of goodwill impairment testing. The first step in the goodwill impairment test involves comparing the fair value of each of its reporting units to the carrying value of those reporting units. If the carrying value of a reporting unit exceeds the fair value of the reporting unit, the Company is required to proceed to the second step. In the second step, the fair value of the reporting unit would be allocated to the assets (including unrecognized intangibles) and liabilities of the reporting unit, with any residual representing the implied fair value of goodwill. An impairment loss would be recognized if, and to the extent that, the carrying value of goodwill exceeded the implied value (see Note 6). The Company uses a qualitative approach to test indefinite-lived intangible assets for impairment by first assessing qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform quantitative impairment testing. The Company applied this qualitative approach to select indefinite-lived intangible assets. For other indefinite-lived intangible assets, the Company proceeded directly to quantitative impairment testing. The Company reviews amortizable intangible assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. If the Company concludes that impairment exists, the carrying amount is reduced to fair value.

Amortization

Deferred debt issue costs are amortized over the term of the related debt. Identifiable intangible assets are recognized apart from goodwill and are amortized over their estimated useful lives, except for identifiable intangible assets with indefinite lives, which are not amortized.

Revenue Recognition

The Company recognizes revenues at the time of product shipment or delivery, depending upon when title and risk of loss passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Revenue is recognized as the net amount estimated to be received after deducting estimated amounts for product returns, discounts and allowances. The Company estimates future product returns, discounts and allowances based upon historical return rates and its reasonable judgment. Amounts received from customers in advance to purchase goods and services are recorded as a liability and revenue is not recognized until the goods or services are delivered.

The Company sells gift cards to customers in its retail stores, third-party retail stores and through consumer direct operations. Gift cards do not have an expiration date. At the point of sale of a gift card, the Company records deferred revenue. Gift card revenue is recognized when the gift card is redeemed by the customer or the likelihood of the gift card being redeemed by the customer is remote (“gift card breakage”). Gift card breakage income is recognized in proportion to the actual redemption of gift cards based on the Company’s historical redemption pattern and is included in net sales in the Company’s consolidated statements of operations.

Cost of Sales

The Company’s cost of sales includes the costs of raw materials and finished goods purchases, manufacturing costs and warehouse and distribution costs.

Advertising Costs

Advertising costs consist primarily of ad demo, media placement and promotions, and are expensed as incurred. The amounts charged to advertising and included in SG&A in the consolidated statements of operations for 2015, 2014 and 2013 were $187, $189 and $172, respectively.

Product Liability Reserves

The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The estimated product liability reserve incorporates historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs. The Company’s actuarial evaluation methods consider claims incurred, but not reported when determining the product liability reserve.

Product Warranty Costs

The Company recognizes warranty costs based on an estimate of amounts required to meet future warranty obligations arising as a cost of the sale of its products. The Company accrues an estimated liability at the time of a product sale based on historical claim rates applied to current period sales, as well as any information applicable to current product sales that may indicate a deviation from such historical claim rate trends. Warranty reserves are included within “Other current liabilities” and “Other non-current liabilities” in the Company’s consolidated balance sheets.

Sales Incentives and Trade Promotion Allowances

The Company offers various sales incentives and trade promotional programs to its reseller customers from time to time in the normal course of business. These sales incentives and trade promotion programs typically include arrangements known as slotting fees, cooperative advertising and buydowns. These arrangements are recorded as a reduction to net sales in the Company’s consolidated statements of operations.

Income Taxes

Deferred taxes are provided for differences between the financial statement and tax basis of assets and liabilities using enacted tax rates. The Company established a valuation allowance against a portion of the net tax benefit associated with all carryforwards and temporary differences in a prior year, as it was more likely than not that these would not be fully utilized in the available carryforward period. A portion of this valuation allowance remained as of December 31, 2015 and 2014 (see Note 12).

The Company recognizes tax benefits for certain tax positions based upon judgments as to whether it is more likely than not that a tax position will be sustained upon examination. The measurement of tax positions that meet the more-likely-than-not recognition threshold are based in part on estimates and assumptions as to be the probability of an outcome, along with estimated amounts to be realized upon any settlement.

Components of accumulated other comprehensive income (loss) (“AOCI”) are presented net of tax at the applicable statutory rates and are primarily generated domestically.

Disclosures about Fair Value of Financial Instruments and Credit Risk

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair market values due to the short-term maturities of these instruments. The fair market value (Level 1 measurement) of the Company’s senior notes and senior subordinated notes are based upon quoted market prices. The fair market value (Level 2 measurement) of the Company’s other long-term debt is estimated using interest rates currently available to the Company for debt with similar terms and maturities (see Note 9).

Unless otherwise disclosed in the notes to the consolidated financial statements, the estimated fair value of financial assets and liabilities approximates carrying value.

Financial instruments that potentially subject the Company to credit risk consist primarily of trade receivables and interest-bearing investments. Trade receivable credit risk is limited due to the diversity of the Company’s customers and the Company’s ongoing credit review procedures. Collateral for trade receivables is generally not required. The Company places its interest-bearing cash equivalents with major financial institutions.

The Company is exposed to credit loss in the event of non-performance by the counterparties to its derivative financial instruments, all of which are highly rated financial institutions; however, the Company does not anticipate non-performance by such counterparties.

Fair Value Measurements

GAAP defines three levels of inputs that may be used to measure fair value and requires that the assets or liabilities carried at fair value be disclosed by the input level under which they were valued. The input levels are defined as follows:

Level 1: Quoted market prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than defined in Level 1, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are not corroborated by observable market data.

The following table summarizes assets and liabilities that are measured at fair value on a recurring basis at December 31, 2015 and 2014:

	2015
	Fair Value Asset (Liability)
(in millions)	Level 1	Level 2	Level 3	Total
Derivatives:
Assets	$—	$31.9	$—	$31.9
Liabilities	—	(25.9)	—	(25.9)
Available-for-sale securities	—	—	—	—
Contingent consideration	—	—	(28.7)	(28.7)

	2014
	Fair Value Asset (Liability)
(in millions)	Level 1	Level 2	Level 3	Total
Derivatives:
Assets	$—	$29.3	$—	$29.3
Liabilities	—	(23.5)	—	(23.5)
Available-for-sale securities	—	1.5	—	1.5
Contingent consideration	—	—	(32.6)	(32.6)

Derivative assets and liabilities relate to interest rate swaps, foreign currency contracts and commodity contracts. Fair values are determined by the Company using market prices obtained from independent brokers or determined using valuation models that use as their basis readily observable market data that is actively quoted and can be validated through external sources, including independent pricing services, brokers and market transactions. Available-for-sale securities are valued based on quoted market prices.

The following table summarizes the assets that are measured at Level 3 fair value on a non-recurring basis at December 31, 2015 and 2014:

(in millions)	2015	2014
Intangible assets	$14.9	$106.7

At December 31, 2015 and 2014, goodwill of certain reporting units and certain intangible assets are recorded at fair value based upon the Company’s impairment testing and as circumstances require.

The Company’s goodwill and indefinite-lived intangibles are fair valued using discounted cash flows and market multiple methods. Goodwill impairment testing requires significant use of judgment and assumptions including the identification of reporting units; the assignment of assets and liabilities to reporting units; and the estimation of future cash flows, business growth rates, terminal values and discount rates. The testing of indefinite-lived intangibles under established guidelines for impairment also requires significant use of judgment and assumptions, such as the estimation of cash flow projections, terminal values and discount rates.

The fair value measurement of the contingent consideration obligations arising from acquisitions is based upon Level 3 inputs including, in part, the estimate of future cash flows based upon the likelihood of achieving the various earn-out criteria. Changes in the fair value of the contingent consideration obligations are recorded in SG&A.

Changes in the fair value of the contingent consideration obligations for 2015 and 2014 were as follows:

(in millions)	2015	2014
Contingent consideration at January 1,	$32.6	$43.0
Acquisitions	8.1	1.4
Payments	(6.3)	(9.2)
Adjustments and foreign exchange	(5.7)	(2.6)

Contingent consideration at December 31,	$28.7	$32.6

Stock-Based Compensation

The Company estimates the fair value of share-based awards on the date of grant, which is generally the date the award is approved by the Board of Directors of the Company (the “Board”) or committee thereof. The fair value of stock options is determined using the Black-Scholes option-pricing model. The fair value of the market-based restricted stock awards is determined using a Monte Carlo simulation embedded in a lattice model, and for all other restricted stock awards, based on the closing price of the Company’s common stock on the date of grant. The determination of the fair value of the Company’s stock option awards and restricted stock awards is based on a variety of factors including, but not limited to, the Company’s common stock price, expected stock price volatility over the expected life of awards, and actual and projected exercise behavior (see Note 13). Additionally, the Company has estimated forfeitures for share-based awards at the dates of grant based on historical experience. The forfeiture estimate is revised as necessary if actual forfeitures differ from these estimates.

The Company issues restricted stock awards whose restrictions lapse upon either the passage of time (service vesting), achieving performance targets, attaining Company common stock price thresholds, or some combination of these restrictions. For those restricted stock awards with only service conditions, the Company recognizes compensation cost on a straight-line basis over the explicit service period. For those restricted stock awards with market conditions, the Company recognizes compensation cost on a straight-line basis over the derived service period unless the market condition is satisfied prior to the end of the derived service period. For performance only awards, the Company recognizes compensation cost on a straight-line basis over the implicit service period which represents the Company’s best estimates for when the target will be achieved. If it becomes apparent that the original service periods are no longer accurate, the remaining unrecognized compensation cost will be recognized over the revised remaining service periods. For restricted stock awards that contain both service and market or performance vesting conditions, compensation cost is recognized over the shorter of the two conditions if only one of the conditions must be met or the longer of the two conditions if both conditions must be met.

Compensation costs for stock-based awards reflects the number of awards expected to vest and is ultimately adjusted in future periods to reflect the actual number of vested awards. Compensation costs for awards with performance conditions is only recognized if and when it becomes probable that the performance condition will be achieved. The probability of vesting is reassessed each reporting period and the compensation costs is adjusted based on this probability assessment. The cumulative effect on current and prior periods of a change in the estimated number of shares for which the requisite service is expected to be or has been rendered is recognized in compensation cost in the period of the change.

For restricted stock awards that contain performance or market vesting conditions, the Company excludes these awards from diluted earnings per share computations until the end of the reporting period that the contingency is met.

Pension and Postretirement Benefit Plans

The Company records annual amounts relating to its pension and postretirement benefit plans based on calculations which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of modifications is generally recorded or amortized over future service periods. The assumptions utilized in recording its obligations under its pension and postretirement benefit plans are based on its experience, market conditions and input from its actuaries and investment advisors.

Restructuring Costs

Restructuring costs include costs associated with exit or disposal activities, including costs for employee and lease terminations, facility closings or other exit activities.

2. New Accounting Guidance and Adoption of New Accounting Guidance

New Accounting Guidance

In January 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. Additionally, ASU 2016-01 clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. ASU 2016-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is assessing the impact that the provisions of ASU 2016-01 will have on the consolidated financial position, results of operations and cash flows of the Company.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that inventory within its scope be measured at the lower of cost and net realizable value (“NRV”). NRV is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using the last in, first out or the retail inventory methods. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is assessing the impact that the provisions of ASU 2016-01 will have on the consolidated financial position, results of operations and cash flows of the Company.

In May 2015, the FASB issued ASU No. 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2015-07”). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient and remove certain related disclosure requirements. ASU 2015-07 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. Since ASU 2015-07 only modifies existing disclosures, the adoption of ASU 2015-07 will not affect the consolidated financial position, results of operations or cash flows of the Company.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU No. 2015-03 changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability rather than as an asset. ASU 2015-03 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company does not expect the provisions of ASU 2015-03 to have a material effect on its consolidated financial position, results of operations or cash flows.

In February 2015, the FASB issued ASU No. 2015-02, “Amendments to the Consolidation Analysis” (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities. ASU 2015-02 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company does not expect the provisions of ASU 2015-02 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09, which supersedes the most current revenue recognition guidance, is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration that an entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 also requires certain disclosures that enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (“ASU 2015-14”). ASU 2015-14 defers the effective date of ASU 2014-09 by one year. As such, ASU 2014-09 is effective for annual reporting periods, including interim periods within that reporting period, beginning after December 15, 2017. Earlier adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is assessing the impact that the provisions of ASU 2014-09 will have on the consolidated financial position, results of operations and cash flows of the Company.

Adoption of New Accounting Guidance

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). ASU 2015-17 requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2017 with early adoption permitted. In 2015, the Company early adopted the provisions of ASU 2015-17 for the year ended December 31, 2015 on a prospective basis. As such, prior periods were not retrospectively adjusted.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 establishes criteria for determining which disposals qualify as discontinued operations and also establishes disclosure requirements for both discontinued operations and material disposals that do not meet the definition of discontinued operations. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014. The adoption of the provisions of ASU 2014-08 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

3. Acquisitions

2015 Activity

On July 31, 2015, the Company acquired Waddington Group, Inc. (“Waddington”), a leading manufacturer and marketer of premium disposable tableware for commercial, foodservice and retail markets for a purchase price of approximately $712 (the “Waddington Acquisition”). The total value of the transaction, including debt repaid, was approximately $1.35 billion, subject to certain adjustments. The Waddington Acquisition is expected to expand the Company’s product offerings and distribution channels, particularly in the business-to-business category, as well as create cross-selling opportunities. Waddington is reported in the Company’s Branded Consumables segment and is included in the Company’s results of operations from the date of acquisition. The Company’s consolidated statement of operations for 2015 includes approximately $350 of net sales and approximately $32 of operating earnings related to Waddington.

On November 2, 2015, the Company acquired Visant Holding Corp., the parent company of Jostens, Inc. and other entities composing the Jostens business (“Jostens”), which is a market-leading, iconic brand and trusted partner to schools and students nationwide that provides a product portfolio of high quality yearbooks, class and championship rings, caps and gowns, diplomas, and varsity jackets and accessories, among others, for a purchase price of approximately $45 (the “Jostens Acquisition”). The total value of the transaction, including debt repaid, was approximately $1.5 billion, subject to certain adjustments. The Jostens Acquisition is expected to expand the Company’s product offerings and brings customizable production capabilities in printing, jewelry, and apparel. Jostens is reported in the Company’s Outdoor Solutions segment and is included in the Company’s results of operations from the date of acquisition. The Company’s consolidated statement of operations for 2015 includes approximately $96 of net sales and approximately $12 of operating loss related to Jostens.

The excess of the cost of the Waddington Acquisition and Jostens Acquisition over the net of amounts assigned to the fair value of the assets acquired and the liabilities assumed is recorded as goodwill. The Company’s preliminary fair valuation of assets acquired and liabilities assumed, which is subject to further refinement, is based on all available information, including, in part, certain preliminary valuations and other analyses. Based on this preliminary fair valuation, the purchase price is allocated as follows:

	Waddington	Jostens
Purchase Price Allocation (in millions):
Preliminary value assigned:
Accounts receivable	$83.5	$46.2
Inventories	140.6	113.4
Other current assets	20.3	41.1
Property, plant and equipment	164.2	111.6
Intangible assets	721.0	879.9
Goodwill	592.6	919.3
Other assets	18.9	10.4
Accounts payable	(36.6)	(23.7)
Other current liabilities	(81.4)	(150.7)
Other non-current liabilities	(1.9)	(102.9)
Long-term debt	(627.3)	(1,499.1)
Non-current deferred tax liability	(282.2)	(300.6)

Total purchase price, net of cash acquired	$711.7	$44.9

The following unaudited pro forma financial information presents the combined results of operations of the Company, Waddington and Jostens for 2015 and 2014 as if the Waddington Acquisition and Jostens Acquisition (collectively, the “Acquisitions”) had occurred on January 1, 2014. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial condition that would have been reported had the Acquisitions been completed as of January 1, 2014 and should not be taken as indicative of the Company’s future consolidated results of operations or financial condition. Pro forma adjustments are tax-effected at the Company’s estimated statutory tax rates.

(in millions, except per share data)	2015	2014
Net sales	$9,675.2	$9,703.1
Net income	178.7	332.9
Earnings per share:
Basic	$0.83	$1.56
Diluted	$0.81	$1.53

The unaudited pro forma financial information for 2015 and 2014 include $82.9 for the amortization of purchased intangibles from the Acquisitions. The unaudited pro forma financial information for 2014 also includes $131 of non-recurring charges related to the Acquisitions, which are comprised of charges for the fair market value adjustment for manufacturers profit in inventory and other acquisition-related costs.

During 2015, the Company also completed two tuck-in acquisitions that by nature were complementary to the Company’s core businesses and from an accounting standpoint were not significant.

2014 Activity

On August 29, 2014, the Company completed the acquisition of Rexair Holdings, Inc. (“Rexair”), a global provider of premium vacuum cleaning systems sold primarily under the Rainbow® brand name. The total value of the transaction, including debt repaid, was approximately $349. The acquisition of Rexair is expected to expand distribution channels, as well as expand the Company’s current product offerings. Rexair is reported in the Company’s Consumer Solutions segment and is included in the Company’s results of operations from the date of acquisition.

During 2014, the Company completed two other tuck-in acquisitions that by nature were complementary to the Company’s core businesses and from an accounting standpoint were not significant.

2013 Activity

On October 3, 2013, the Company acquired Yankee Candle Investments LLC (“Yankee Candle”), a leading specialty-branded premium scented candle company (the “YCC Acquisition”). The total value of the YCC Acquisition, including debt repaid, was approximately $1.8 billion. Yankee Candle is reported in the Company’s Branded Consumables segment and was included in the Company’s results of operations from October 3, 2013. The Company’s 2013 consolidated statement of operations includes approximately $344 of net sales and approximately $28 of operating earnings related to Yankee Candle.

During 2013, the Company completed one other tuck-in acquisition that by nature was complementary to the Company’s core businesses and from an accounting standpoint was not significant.

Other

For 2015 and 2014 and 2013, cost of sales includes charges of $36.9, $23.4 and $89.8, respectively, for the purchase accounting adjustment for the elimination of manufacturer’s profit in inventory related to acquisitions.

For 2015, 2014 and 2013, SG&A includes $12.6, $7.2 and $2.8, respectively, in transaction costs related to acquisitions.

Pending Merger

On December 14, 2015, the Company and Newell Rubbermaid Inc. (“Newell Rubbermaid”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”). Newell Rubbermaid is a global marketer of consumer and commercial products. Under the Merger Agreement each common share of the Company will be exchanged for 0.862 of a share of common stock of Newell Rubbermaid and $21 dollars in cash. The transaction is expected to close in the second quarter of 2016. Under certain terms specified in the Merger Agreement, the Company or Newell Rubbermaid may terminate the Merger Agreement and, as a result, either party may be required to pay a termination fee of varying amounts, based upon the facts and circumstances, of up to $900 to the other party. Upon consummation, the Company’s outstanding common shares will cease to trade. Unless otherwise indicated, the consolidated financial statements and related notes pertain to the Company as a stand-alone entity and do not reflect the impact of the pending merger with Newell Rubbermaid.

4. Inventories

Inventories are stated at the lower-of-cost-or-market with cost being determined principally by the first-in, first-out method, and are comprised of the following at December 31, 2015 and 2014:

(in millions)	2015	2014
Raw materials and supplies	$293.0	$250.0
Work-in-process	120.6	71.0
Finished goods	1,369.6	1,183.7

Total	$1,783.2	$1,504.7

5. Property, Plant and Equipment

Property, plant and equipment, net, is comprised of the following at December 31, 2015 and 2014:

(in millions)	2015	2014
Land	$62.2	$62.5
Buildings	476.8	460.1
Machinery and equipment	1,650.6	1,311.4
Construction-in-progress	96.8	98.8

	2,286.4	1,932.8
Less: Accumulated depreciation	(1,212.0)	(1,082.9)

Total	$1,074.4	$849.9

Depreciation of property, plant and equipment for 2015, 2014 and 2013 was $184, $164 and $144, respectively.

6. Goodwill and Intangibles

Goodwill activity for 2015 and 2014 is as follows:

					December 31, 2015
(in millions)	Net Book Value at December 31, 2014	Additions	Impairment Charge	Foreign Exchange and Other Adjustments	Gross Carrying Amount	Accumulated Impairment Charges	Net Book Value
Goodwill
Branded Consumables	$1,385.1	$592.6	$—	$(5.2)	$2,195.7	$(223.2)	$1,972.5
Consumer Solutions	757.7	—	—	(17.1)	740.6	—	740.6
Outdoor Solutions	715.7	936.7	(119.2)	(7.6)	1,663.3	(137.7)	1,525.6
Process Solutions	21.7	—	—	—	21.7	—	21.7

	$2,880.2	$1,529.3	$(119.2)	$(29.9)	$4,621.3	$(360.9)	$4,260.4

					December 31, 2014
(in millions)	Net Book Value at December 31, 2013	Additions	Impairment Charge	Foreign Exchange and Other Adjustments	Gross Carrying Amount	Accumulated Impairment Charges	Net Book Value
Goodwill
Branded Consumables	$1,353.8	$23.0	$—	$8.3	$1,608.3	$(223.2)	$1,385.1
Consumer Solutions	526.3	244.5	—	(13.1)	757.7	—	757.7
Outdoor Solutions	718.5	—	—	(2.8)	734.2	(18.5)	715.7
Process Solutions	21.7	—	—	—	21.7	—	21.7

	$2,620.3	$267.5	$—	$(7.6)	$3,121.9	$(241.7)	$2,880.2

In the fourth quarter of 2015, the Company’s impairment test resulted in a non-cash charge of $119 to reflect impairment of goodwill in the Company’s Outdoor Solutions segment. The impairment charge was recorded within the winter sports business. The impairment was due to a decrease in the fair value of forecasted cash flows, reflecting the deterioration of revenues and margins in the business.

Intangibles activity for 2015 and 2014 is as follows:

(in millions)	Gross Carrying Amount at December 31, 2014	Additions	Impairment Charge	Accumulated Amortization and Foreign Exchange	Net Book Value at December 31, 2015	Amortization Periods (years)
Intangibles
Patents	$9.3	$—	$—	$(5.3)	$4.0	12-30
Manufacturing process and expertise	65.2	34.0	—	(56.7)	42.5	3-7
Brand names	23.3	2.5	—	(14.0)	11.8	4-20
Non-compete agreements	—	18.4	—	(1.2)	17.2	3-5
Customer relationships and distributor channels	549.6	1,203.3	—	(159.6)	1,593.3	10-35
Trademarks and tradenames	2,131.7	357.0	(26.4)	(36.5)	2,425.8	indefinite

	$2,779.1	$1,615.2	$(26.4)	$(273.3)	$4,094.6

(in millions)	Gross Carrying Amount at December 31, 2013	Additions	Impairment Charge	Accumulated Amortization and Foreign Exchange	Net Book Value at December 31, 2014	Amortization Periods (years)
Intangibles
Patents	$9.3	$—	$—	$(4.5)	$4.8	12-30
Manufacturing process and expertise	56.2	9.0	—	(45.7)	19.5	3-7
Brand names	23.3	—	—	(10.5)	12.8	4-20
Customer relationships and distributor channels	347.4	202.2	—	(100.6)	449.0	10-35
Trademarks and tradenames	2,080.9	76.2	(25.4)	(19.3)	2,112.4	indefinite

	$2,517.1	$287.4	$(25.4)	$(180.6)	$2,598.5

In the fourth quarter of 2015 and 2014, the Company’s annual impairment test, in connection with certain fourth quarter triggering events, resulted in non-cash charges to reflect impairment of intangible assets related to certain of the Company’s tradenames. The impairment charges were allocated to the Company’s reporting segments as follows:

(in millions)	2015	2014
Impairment of intangibles
Branded Consumables	$—	$13.9
Consumer Solutions	—	0.7
Outdoor Solutions	26.4	9.9
Process Solutions	—	0.9

	$26.4	$25.4

Impairments – 2015

In the Outdoor Solutions segment, the impairment charge recorded relates to certain tradenames primarily associated with this segment’s winter sports business. The impairment was due to a decrease in the fair value of forecasted cash flows, primarily resulting from the continued deterioration of revenues and margins related to these tradenames.

During 2015, the Company recorded a $5.2 impairment charge related to the impairment of certain other assets. This impairment charge is classified in the consolidated financial statement of operations in impairment of goodwill, intangibles and other assets.

Impairments – 2014

In the Branded Consumables segment, the impairment charge recorded relates to certain tradenames primarily associated with this segment’s home care and safety and security businesses. The impairment was due to a decrease in the fair value of forecasted cash flows, primarily resulting from the deterioration of revenues and margins related to these tradenames. In the Outdoor Solutions segment, the impairment charge recorded relates primarily to certain tradenames within this segment’s team sports and winter sports business, primarily a result of the deterioration of revenues and margins related to these tradenames.

The estimated future amortization expense related to amortizable intangible assets at December 31, 2015 is as follows:

Years Ending December 31,	Amount
(in millions)
2016	$130.0
2017	120.5
2018	112.6
2019	105.1
2020	96.7
Thereafter	1,103.9

Amortization of intangibles for 2015, 2014 and 2013 was $61.8, $27.5 and $21.7, respectively. At December 31, 2015, approximately $7 billion of the goodwill and other intangible assets recorded by the Company is not deductible for income tax purposes.

7. Other Current Liabilities

Other current liabilities are comprised of the following at December 31, 2015 and 2014:

(in millions)	2015	2014
Cooperative advertising, customer rebates and allowances	$107.5	$118.5
Deferred income	183.4	17.4
Warranty and product liability reserves	96.4	102.9
Accrued environmental and other litigation	14.5	20.4
Other	260.4	218.1

Total	$662.2	$477.3

8. Warranty Reserve

Warranty reserve activity for 2015 and 2014 is as follows:

(in millions)	2015	2014
Warranty reserve at January 1,	$96.8	$98.0
Provision for warranties issued	135.7	148.2
Warranty claims paid	(140.0)	(148.6)
Acquisitions and other adjustments	(2.0)	(0.8)

Warranty reserve at December 31,	$90.5	$96.8

Allocation in the consolidated balance sheets:
Other current liabilities	$78.0	$84.2
Other non-current liabilities	12.5	12.6

Total	$90.5	$96.8

9. Debt

Debt is comprised of the following at December 31, 2015 and 2014:

(in millions)	December 31, 2015	December 31, 2014
Senior Secured Credit Facility Term Loans	$3,067.6	$2,024.6
6 1⁄8% Senior Notes due 2022 (a)	300.0	300.0
3 3⁄4% Senior Notes due 2021 (a)	321.8	357.9
5% Senior Notes due 2023 (a)	300.0	—
7 1⁄2% Senior Subordinated Notes due 2017 (b)	654.6	650.6
1 7/8% Senior Subordinated Convertible Notes due 2018 (c)	459.3	445.8
1 1⁄2% Senior Subordinated Convertible Notes due 2019 (c)	234.0	226.0
1 1⁄8% Senior Subordinated Convertible Notes due 2034 (c)	501.8	484.1
Securitization Facility	489.3	479.3
Non-U.S. borrowings	40.3	83.2
Other	12.3	7.4

Total debt	6,381.0	5,058.9

Less: current portion	(593.5)	(594.9)

Total long-term debt	$5,787.5	$4,464.0

(a)	Collectively, the “Senior Notes”
(b)	The “Senior Subordinated Notes”
(c)	Collectively, the “Senior Subordinated Convertible Notes”

Senior Secured Credit Facility

In October 2015, the Company borrowed $200 under its senior secured credit facility (the “Facility”) under its existing senior secured term loan A facility that matures in 2019 and bears interest at LIBOR plus a basis point spread. The proceeds were used to fund a portion of the Jostens Acquisition.

In July 2015, the Company borrowed $900 under the Facility, which was comprised of $300 under the existing senior secured term loan B1 facility that matures in 2020 and bears interest at LIBOR plus a basis point spread; and $600 under a new senior secured term loan B2 facility that matures in 2022 and bears interest at LIBOR plus a basis point spread. The proceeds were used, in part, to fund a portion of the Waddington Acquisition.

At December 31, 2015, the Facility is comprised of:

•	a $860 senior secured term loan A facility maturing in 2019, that bears interest at LIBOR plus a basis point spread;

•	a $650 senior secured term loan B facility maturing in 2018 that bears interest at LIBOR plus a basis point spread;

•	a $1.1 billion senior secured term loan B1 facility maturing in 2020 that bears interest at LIBOR plus a basis point spread;

•	a $600 senior secured term loan B2 facility maturing in 2022 that bears interest at LIBOR plus a basis point spread; and

•	a $250 senior secured revolving credit facility (the “Revolver”), which is comprised of a $175 U.S. dollar component and a $75 multi-currency component. The Revolver matures in 2019 and bears interest at certain selected rates, including LIBOR plus a basis point spread. At December 31, 2015 and 2014, there was no amount outstanding under the Revolver. The Company is required to pay an annualized commitment fee of approximately 0.35% on the unused balance of the Revolver.

The weighted average interest rate on the Facility was approximately 2.9% at December 31, 2015.

Senior Notes

In October 2015, the Company completed the sale of $300 in aggregate principal amount of 5% senior notes that mature in November 2023, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act and received net proceeds of approximately $296, after deducting fees and expenses. These notes are subject to similar restrictive and financial covenants as the Company’s existing senior notes. The proceeds were used to fund a portion of the Jostens Acquisition.

The Company may redeem all or part of the 6 1⁄8% senior notes due 2022 beginning in November 2015 at specified redemption prices ranging from approximately 100% to 103% of the principal amount, plus accrued and unpaid interest to the date of redemption.

The Company has designated the principal balance of the 3 3⁄4% senior notes due 2021, as a net investment hedge of the foreign currency exposure of its net investment (the “Hedging Instrument”) in certain Euro-denominated subsidiaries. Foreign currency gains and losses on the Hedging Instrument are recorded as an adjustment to AOCI. See Note 10 for disclosures regarding the Company’s derivative financial instruments.

Senior Subordinated Convertible Notes

The Company’s 1 1⁄8% senior subordinated convertible notes due 2034 (the “2034 Convertible Notes”), which have aggregate principal of $690, have a conversion rate that is approximately 20.0 shares of the Company’s common stock (subject to customary adjustments, including in connection with a fundamental change transaction) per $1 thousand principal amount of the 2034 Convertible Notes, which is equivalent to an initial conversion price of approximately $49.91 per share. On or after March 18, 2024, the Company may redeem any or all of the 2034 Convertible Notes, subject to certain exceptions and conditions, in cash at a redemption price equal to the principal amount of 2034 Convertible Notes to be redeemed, plus accrued and unpaid interest. The holders of the 2034 Convertible Notes may require the Company to repurchase for cash all or a portion of the 2034 Convertible Notes on March 15, 2024 at a repurchase price equal to the principal amount of the 2034 Convertible Notes to be repurchased, plus accrued and unpaid interest. Additionally, if the Company undergoes a fundamental change (as defined in the indenture governing the 2034 Convertible Notes) prior to maturity, holders of the 2034 Convertible Notes may require the Company to repurchase for cash some or all of their 2034 Convertible Notes at a repurchase price equal to the principal amount of the 2034 Convertible Notes being repurchased, plus accrued and unpaid interest. It is the Company’s intent to settle the principal amount and accrued interest on the 2034 Convertible Notes with cash.

The Company’s 1 1⁄2% senior subordinated convertible notes due 2019 (the “2019 Convertible Notes”), which have an aggregate principal balance of $265, have a conversion rate of approximately 25.7 shares of the Company’s common stock (subject to customary adjustments, including in connection with a fundamental change transaction) per $1 thousand principal amount, which is equivalent to a conversion price of approximately $38.97 per share. The 2019 Convertible Notes are not subject to redemption at the Company’s option prior to the maturity date. Prior to March 1, 2019, the 2019 Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. If the Company undergoes a fundamental change (as defined in the indenture governing these convertible notes) prior to maturity, holders of the 2019 Convertible Notes will have the right, at their option, to require the Company to repurchase for cash some or all of the 2019 Convertible Notes at a repurchase price equal to the principal amount of the 2019 Convertible Notes being repurchased, plus accrued and unpaid interest. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. It is the Company’s intent to settle the principal amount and accrued interest on the 2019 Convertible Notes with cash.

The Company’s 1 7⁄8% senior subordinated convertible notes due 2018 (the “2018 Convertible Notes”), which have an aggregate principal balance of $500, have a conversion rate of approximately 31.8 shares of the Company’s common stock (subject to customary adjustments, including in connection with a fundamental change transaction) per $1 thousand principal amount, which is equivalent to a conversion price of approximately $31.49 per share. The 2018 Convertible Notes are not subject to redemption at the Company’s option prior to the maturity date. Prior to June 1, 2018, the 2018 Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. If the Company undergoes a fundamental change (as defined in the indenture governing these convertible notes) prior to maturity, holders of the 2018 Convertible Notes will have the right, at their option, to require the Company to repurchase for cash some or all of the 2018 Convertible Notes at a repurchase price equal to the principal amount of the 2018 Convertible Notes being repurchased, plus accrued and unpaid interest. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. It is the Company’s intent to settle the principal amount and accrued interest on the 2018 Convertible Notes with cash.

The effective annual interest rates on the Senior Subordinated Convertible Notes, which are based upon the initial fair valuations, are as follows:

2018 Convertible Notes	5.5%
2019 Convertible Notes	5.6%
2034 Convertible Notes	5.5%

Securitization Facility

The Company maintains a $500 receivables purchase agreement (the “Securitization Facility”) that matures in October 2016 and bears interest at a margin over the commercial paper rate. Under the Securitization Facility, a substantial portion of the Company’s Branded Consumables, Consumer Solutions and Outdoor Solutions domestic accounts receivable are sold to a special purpose entity, Jarden Receivables, LLC (“JRLLC”), which is a wholly-owned consolidated indirect subsidiary of the Company. JRLLC funds these purchases with borrowings under a loan agreement, which are secured by the accounts receivable. There is no recourse to the Company for the unpaid portion of any loans under this loan agreement. To the extent there is availability, the Securitization Facility will be drawn upon and repaid as needed to fund general corporate purposes. At December 31, 2015, the borrowing rate margin and the unused line fee on the securitization were 0.80% and 0.40% per annum, respectively.

Non-U.S. Borrowings

The Company’s non-U.S. borrowings are comprised of amounts borrowed under various foreign credit lines and facilities. Certain of these foreign credit lines are secured by certain non-U.S. subsidiaries’ inventory and/or accounts receivable.

Debt Covenants and Other

The Senior Notes and Senior Subordinated Notes are subject to a number of restrictive covenants that, in part, limit the ability of the Company and certain of its subsidiaries, subject to certain exceptions and qualifications, to incur additional indebtedness, to incur liens, engage in mergers and consolidations, enter into transactions with affiliates, make certain investments, transfer or sell assets, pay dividends to third parties or distributions on or repurchase the Company’s common stock, prepay debt subordinate to the Senior Notes or dispose of assets.

The Facility contains certain restrictions, subject to certain exceptions and qualifications, on the conduct of the Company and certain of its subsidiaries, including, among other restrictions: incurring debt, disposing of certain assets, making investments, creating or suffering liens, completing certain mergers, consolidations and sales of assets, acquisitions, declaring dividends to third parties, redeeming or prepaying other debt, and certain transactions with affiliates. The Facility also includes financial covenants that require the Company to maintain certain total leverage and interest coverage ratios.

The Facility contains a covenant that restricts the Company and its subsidiaries from making certain “restricted payments” (any dividend or other distribution, whether in cash, securities or other property, with respect to any stock or stock equivalents of the Company or any subsidiary), except that:

•	the Company may declare and make dividend payments or other distributions payable in common stock;

•	the Company may repurchase shares of its own stock (provided certain financial and other conditions are met); and

•	the Company may make restricted payments during any fiscal year not otherwise permitted, provided that certain financial and other conditions are met.

The Facility and the indentures related to the Senior Notes and the Senior Subordinated Notes (the “Indentures”) contain cross-default provisions pursuant to which a default in respect to certain of the Company’s other indebtedness could trigger a default by the Company under the Facility and the Indentures. If the Company defaults under the covenants (including the cross-default provisions), the Company’s lenders could foreclose on their security interest in the Company’s assets, which may have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

The Company’s obligations under the Facility, Senior Subordinated Notes, Senior Notes and Senior Subordinated Convertible Notes are guaranteed, on a joint and several basis, by certain of its domestic subsidiaries, all of which are directly or indirectly wholly-owned by the Company (see Note 19).

The Company’s debt maturities for the five years following December 31, 2015 and thereafter are as follows:

Years Ending December 31,	Amount
(in millions)
2016	$593.5
2017	729.3
2018	1,167.1
2019	976.0
2020	995.4
Thereafter	2,184.3

Total principal payments	6,645.6
Net discount and other	(264.6)

Total	$6,381.0

At December 31, 2015 and 2014, unamortized deferred debt issue costs were $52.6 and $44.9, respectively. These costs are included in “Other assets” on the consolidated balance sheets and are being amortized over the respective terms of the underlying debt.

At December 31, 2015 and 2014, the approximate fair market value of total debt is as follows:

(in millions)	2015	2014
Level 1	$1,624	$1,413
Level 2	4,765	3,741

Total	$6,389	$5,154

10. Derivative Financial Instruments

From time to time, the Company enters into derivative transactions to hedge its exposures to interest rate, foreign currency rate and commodity price fluctuations. The Company does not enter into derivative transactions for trading purposes.

Interest Rate Contracts

The Company manages its fixed and floating rate debt mix using interest rate swaps. The Company uses fixed and floating rate swaps to alter its exposure to the impact of changing interest rates on its consolidated results of operations and future cash outflows for interest. Floating rate swaps are used, depending on market conditions, to convert the fixed rates of long-term debt into short-term variable rates. Fixed rate swaps are used to reduce the Company’s risk of the possibility of increased interest costs. Interest rate swap contracts are therefore used by the Company to separate interest rate risk management from the debt funding decision.

Fair Value Hedges

During October 2015, the Company terminated $650 notional amount of interest rate swaps that exchange a fixed rate of interest for variable rate of interest (LIBOR) plus a basis point spread and received approximately $6 in net proceeds. These floating rate swaps were designated as fair value hedges against the Senior Subordinated Notes. The gain on the termination of these swaps is deferred as a component of the Senior Subordinated Notes and will be amortized over the remaining life of these notes.

Cash Flow Hedges

At December 31, 2015, the Company had $350 notional amount outstanding in swap agreements that exchange a variable rate of interest (LIBOR) for fixed interest rates over the terms of the agreements and are designated as cash flow hedges of the interest rate risk attributable to forecasted variable interest payments and have maturity dates through June 2020. At December 31, 2015, the weighted average fixed rate of interest on these swaps was approximately 1.9%. The effective portion of the after-tax fair value gains or losses on these swaps is included as a component of AOCI.

Foreign Currency Contracts

The Company uses forward foreign currency contracts to mitigate the foreign currency exchange rate exposure on the cash flows related to forecasted inventory purchases and sales and have maturity dates through March 2017. The derivatives used to hedge these forecasted transactions that meet the criteria for hedge accounting are accounted for as cash flow hedges. The effective portion of the gains or losses on these derivatives is deferred as a component of AOCI and is recognized in earnings at the same time that the hedged item affects earnings and is included in the same caption in the statements of operations as the underlying hedged item. At December 31, 2015, the Company had approximately $590 notional amount outstanding of forward foreign currency contracts that are designated as cash flow hedges of forecasted inventory purchases and sales.

The Company also uses foreign currency contracts, primarily forward foreign currency contracts, to mitigate the foreign currency exposure of certain other foreign currency transactions. At December 31, 2015, the Company had approximately $621 notional amount outstanding of these foreign currency contracts that are not designated as effective hedges for accounting purposes and have maturity dates through December 2016. Fair market value gains or losses are included in the results of operations and are classified in SG&A.

Commodity Contracts

The Company enters into commodity-based derivatives in order to mitigate the risk that the rising price of these commodities could have on the cost of certain of the Company’s raw materials. These commodity-based derivatives provide the Company with cost certainty, and in certain instances, allow the Company to benefit should the cost of the commodity fall below certain dollar thresholds. At December 31, 2015, the Company had approximately $28 notional amount outstanding of commodity-based derivatives that are not designated as effective hedges for accounting purposes and have maturity dates through December 2016. Fair market value gains or losses are included in the results of operations and are classified in cost of sales.

At December 31, 2015 and 2014, the fair value of derivative financial instruments is as follows:

	2015		2014
	Fair Value of Derivatives		Fair Value of Derivatives		Weighted Average Remaining Term (years)
(in millions)	Asset (a)	Liability (a)	Asset (a)	Liability (a)
Derivatives designated as effective hedges:
Cash flow hedges:
Interest rate swaps	$—	$7.4	$0.6	$7.2	2.7
Foreign currency contracts	23.6	4.7	25.9	3.8	0.6
Fair value hedges:
Interest rate swaps	—	—	—	2.2	—

Subtotal	23.6	12.1	26.5	13.2

Derivatives not designated as effective hedges:
Foreign currency contracts	8.3	4.9	2.8	1.3	0.6
Commodity contracts	—	8.9	—	9.0	0.5

Subtotal	8.3	13.8	2.8	10.3

Total	$31.9	$25.9	$29.3	$23.5

(a)	Consolidated balance sheet location:
Asset: Other current and non-current assets
Liability: Other current and non-current liabilities

The following table presents gain and loss activity (on a pretax basis) for 2015, 2014 and 2013 related to derivative financial instruments designated as effective hedges:

	2015			2014			2013
	Gain/(Loss)			Gain/(Loss)			Gain/(Loss)
(in millions)	Recognized in OCI (a)	Reclassified from AOCI to Income	Recognized in Income (b)	Recognized in OCI (a)	Reclassified from AOCI to Income	Recognized in Income (b)	Recognized in OCI (a)	Reclassified from AOCI to Income	Recognized in Income (b)
Derivatives designated as effective hedges:
Cash flow hedges:
Interest rate swaps	$(0.8)	$—	$—	$(3.0)	$—	$—	$8.9	$—	$—
Foreign currency contracts	35.9	32.4	(8.0)	27.7	6.3	(1.9)	13.9	18.2	(5.5)

Total	$35.1	$32.4	$(8.0)	$24.7	$6.3	$(1.9)	$22.8	$18.2	$(5.5)

Location of gain/(loss) in the consolidated results of operations:
Net sales		$1.0	$—		$2.0	$—		$0.1	$—
Cost of sales		31.4	—		4.3	—		18.1	—
SG&A		—	(8.0)		—	(1.9)		—	(5.5)

Total		$32.4	$(8.0)		$6.3	$(1.9)		$18.2	$(5.5)

(a)	Represents effective portion recognized in Other Comprehensive Income (“OCI”).
(b)	Represents portion excluded from effectiveness testing.

At December 31, 2015, deferred net gains of $27 within AOCI are expected to be reclassified to earnings over the next twelve months.

The following table presents gain and loss activity (on a pretax basis) for 2015, 2014 and 2013 related to derivative financial instruments not designated as effective hedges:

	Gain/(Loss) Recognized in Income (a)
(in millions)	2015	2014	2013
Derivatives not designated as effective hedges:
Cash flow derivatives:
Foreign currency contracts	$14.7	$4.3	$(2.7)
Commodity contracts	(11.2)	(8.9)	0.9

Total	$3.5	$(4.6)	$(1.8)

Net Investment Hedge

The Company has designated €300 of the principal balance of its Euro-denominated 3 3⁄4% senior notes due October 2021 (the “Hedging Instrument”) as a net investment hedge of the foreign currency exposure of its net investment in certain Euro-denominated subsidiaries. Foreign currency gains and losses on the Hedging Instrument are included as a component of AOCI. At December 31, 2015, $51.1 of after-tax deferred gains have been recorded in AOCI.

11. Commitments and Contingencies

Operating Leases

The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial statement purposes. Certain leases provide for payment of real estate taxes, common area maintenance, insurance and certain other expenses. Lease terms may have escalating rent provisions and rent holidays which are expensed on a straight-line basis over the term of the lease. Also, certain equipment used in the Company’s operations are leased under operating leases.

Operating lease commitments for the five years following December 31, 2015 and thereafter are as follows:

Years Ending December 31,	Amount
(in millions)
2016	$125.9
2017	108.6
2018	95.6
2019	81.8
2020	66.0
Thereafter	221.6

Total	$699.5

The fixed operating lease commitments detailed above assume that the Company continues the leases through their initial lease terms. Rent expense, including equipment rentals, was $150, $150 and $120 for 2015, 2014 and 2013, respectively.

Contingencies

The Company is involved in various legal disputes and other legal proceedings that arise from time to time in the ordinary course of business. In addition, the Company and/or certain of its subsidiaries have been identified by the United States Environmental Protection Agency (“EPA”) or a state environmental agency as a Potentially Responsible Party (“PRP”) pursuant to the federal Superfund Act and/or state Superfund laws comparable to the federal law at various sites. Based on currently available information, the Company does not believe that the disposition of any of the legal or environmental disputes the Company or its subsidiaries are currently involved in will have a material adverse effect upon the consolidated financial condition, results of operations or cash flows of the Company. It is possible that, as additional information becomes available, the impact on the Company of an adverse determination could have a different effect.

Environmental

The Company’s operations are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in environmental remediation activities, the majority of which relates to divested operations and sites. Various of the Company’s subsidiaries have been identified by the EPA or a state environmental agency as a PRP pursuant to the federal Superfund Act and/or state Superfund laws comparable to the federal law at various sites (collectively, the “Environmental Sites”). The Company has established reserves to cover the anticipated probable costs of investigation and remediation based upon periodic reviews of all sites for which they have, or may have, remediation responsibility. The Company accrues environmental investigation and remediation costs when it is probable that a liability has been incurred, the amount of the liability can be reasonably estimated and their responsibility for the liability is established. Generally, the timing of these accruals coincides with the earlier of a formal commitment to an investigation plan, completion of a feasibility study or a commitment to a formal plan of action. The Company accrues its best estimate of investigation and remediation costs based upon facts known at such dates, and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at discounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which various of the Company’s subsidiaries could be a PRP, information relating to the exact nature and extent of the contamination at each Environmental Site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies.

Due to the uncertainties described above, the Company’s ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 2015.

The Company believes that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Litigation

The Company and/or its subsidiaries are involved in various lawsuits arising from time to time that the Company considers ordinary routine litigation incidental to its business. Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company’s assessment, after consultation with counsel (if deemed appropriate), of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors that vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. The Company believes that anticipated probable costs of litigation matters have been adequately reserved to the extent determinable. Based on current information, the Company believes that the ultimate conclusion of the various pending litigation of the Company, in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Product Liability

As a consumer goods manufacturer and distributor, the Company and/or its subsidiaries face the risk of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods.

The Company and/or its subsidiaries are therefore party to various personal injury and property damage lawsuits relating to their products and incidental to their business. Annually, the Company sets its product liability insurance program, which is an occurrence-based program based on the Company and its subsidiaries’ current and historical claims experience and the availability and cost of insurance. The Company’s product liability insurance program generally includes a self-insurance retention per occurrence.

Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are based on estimates (which include actuarial determinations made by an independent actuarial consultant as to liability exposure, taking into account prior experience, number of claims and other relevant factors); thus, the Company’s ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed on a regular basis and any adjustments resulting therefrom are reflected in current operating results.

Based on current information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Subsequent Event

Vincent A. Hirsch v. James E. Lillie, Martin E. Franklin, Ian G.H. Ashken, Michael S. Gross, Robert L. Wood, Irwin D. Simon, William P. Lauder, Ros L’esperance, Peter A. Hochfelder, Newell Rubbermaid Inc., NCPF Acquisition Corp. I and NCPF Acquisition Corp. II, Case No. 9:16-CV-80258 (United States District Court for the Southern District of Florida)

The above-named lawsuit, which was filed on February 24, 2016, is a putative class action, purportedly on behalf of Jarden shareholders filed against the individual director defendants, who are directors of Jarden Corporation. Newell Rubbermaid Inc., NCPF Acquisition Corp. I and NCPF Acquisition Corp. II are also named as defendants. The Complaint alleges claims under § 14(a) of the Securities Exchange Act of 1934; SEC Rule 14a-9 against all defendants; and Section 20(a) of the Securities Exchange Act against the individual director defendants. Plaintiff alleges that the joint proxy/prospectus of Newell Rubbermaid and Jarden concerning the merger transactions contemplated by the Merger Agreement omitted certain information. Plaintiff seeks to enjoin the proposed merger transactions, rescission in the event the merger is consummated, and the award of attorneys’ fees and costs. The individual director defendants deny the allegations and intend to vigorously defend the action.

12. Taxes on Income

The components of the provision for income taxes attributable to continuing operations for 2015, 2014 and 2013 are as follows:

(in millions)	2015	2014	2013
Current income tax expense:
U.S. federal	$111.3	$87.1	$63.1
Foreign	62.0	86.0	86.2
State and local	18.5	10.7	9.1

Total	191.8	183.8	158.4

Deferred income tax expense (benefit):
U.S. federal	(57.8)	(47.4)	7.9
Foreign	(2.8)	(14.0)	(15.8)
State, local and other, net of federal tax benefit	3.9	7.9	(2.8)

Total	(56.7)	(53.5)	(10.7)

Total income tax provision	$135.1	$130.3	$147.7

The difference between the federal statutory income tax rate and the Company’s reported income tax rate as a percentage of income from operations for 2015, 2014 and 2013 is reconciled as follows:

	2015	2014	2013
Federal statutory tax rate	35.0%	35.0%	35.0%
Increase (decrease) in rates resulting from:
State and local taxes, net	5.0	3.0	1.2
Foreign rate differences	(7.0)	(5.7)	(2.8)
Non-deductible compensation	2.0	0.4	3.4
Foreign earnings not permanently reinvested	1.7	(9.7)	1.1
Tax settlements and related adjustments	0.5	2.2	0.1
Goodwill impairments	11.0	—	—
Valuation allowance	(0.7)	2.6	1.5
Venezuela devaluation and inflationary adjustments and tax exempt income	—	9.0	2.2
Foreign dividends	0.9	0.5	1.3
Non-deductible transaction costs	1.1	0.5	0.5
Domestic production activity deduction	(3.2)	(1.3)	(0.4)
Other	1.7	(1.5)	(1.0)

Reported income tax rate	48.0%	35.0%	42.1%

Foreign pre-tax income was approximately $206, $146, and $219 for 2015, 2014 and 2013, respectively.

Deferred tax assets (liabilities) at December 31, 2015 and 2014 are comprised of the following:

(in millions)	2015	2014
Intangibles	$(1,476.9)	$(906.4)
Goodwill	(169.3)	(159.7)
Financial reporting amount of a subsidiary in excess of tax basis	(71.2)	(70.4)
Foreign earnings not permanently reinvested	(6.9)	(5.6)
Property and equipment	(78.7)	(11.5)
Convertible debt	(97.1)	(110.4)
Other	(0.7)	(9.0)

Gross deferred tax liabilities	(1,900.8)	(1,273.0)

Net operating loss	66.4	50.9
Accounts receivable allowances	23.1	13.8
Inventory valuation	54.9	58.9
Pension and postretirement	49.5	17.0
Stock-based compensation	39.4	12.6
Other compensation and benefits	26.9	21.3
Operating reserves	52.7	55.4
Other	47.1	38.1

Gross deferred tax assets	360.0	268.0

Valuation allowance	(37.7)	(40.8)

Net deferred tax liability	$(1,578.5)	$(1,045.8)

The Company continually reviews the adequacy of the valuation allowance. A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that a deferred tax asset will not be realized. This assessment is based on an evaluation of the level of historical taxable income and projections for future taxable income. During 2015, the Company’s valuation allowance decreased by $3.1 principally due to foreign currency translation. During 2014, the Company’s valuation allowance increased by $6.6 principally due to a provision made against the net deferred tax assets of the Company’s operations in Venezuela. During 2013, the Company’s valuation allowance increased by $6.1 principally due to the inability to recognize certain foreign losses for which a valuation allowance was previously provided.

The net operating losses (“NOLs”) reflected on the deferred tax asset table consist of state and foreign net operating loss carryforwards. At December 31, 2015, the Company had net U.S. federal NOLs of approximately $437, none of which are reflected in the consolidated financial statements. In 2015, the Company utilized approximately $153 of these previously unrecognized U.S. federal NOLs in its consolidated financial statements. Additionally, approximately $437 of these U.S. federal NOLs are subject to varying limitations on their use under Section 382 of the Internal Revenue Code of 1986, as amended. Included in the total NOLs reported on the financial statement are $141 of foreign NOLs which the Company has accumulated or acquired through acquisitions. Of the total foreign NOLs, approximately none will expire in 2015. Approximately $50 of the foreign NOLs will expire in years subsequent to 2016, and approximately $91 have an unlimited life.

Certain vested and exercised employee equity compensation awards have resulted in tax deductions in excess of previously recorded tax benefits based on the value of such equity compensation awards at the time of grant (“windfalls”). The additional tax benefit associated with the windfalls is not recognized for financial statement purposes until the deduction reduces taxes payable as recorded on the Company’s financial statements with an offset to additional paid-in-capital. Windfall tax benefits of $25.9, $38.0 and $11.6 were recognized in 2015, 2014 and 2013, respectively.

Generally, the Company intends to indefinitely reinvest undistributed earnings of certain of its foreign subsidiaries outside the U.S. in the future growth of its foreign businesses. As a result, the Company has not provided for U.S. income taxes on undistributed foreign earnings of approximately $1.3 billion at December 31, 2015. Determination of the amount of unrecognized deferred U.S. income liability is not practicable, in part, because of the complexities associated with its hypothetical calculation, which include the impact of complex foreign and domestic tax laws with respect to dividend remittances, remittance requirements imposed by certain of the Company’s debt agreements and the impact of foreign laws restricting such remittances. In 2015, 2014 and 2013, the Company recorded a deferred tax charge (benefit) of $1.3, ($42.8) and $1.4, respectively, related to profits that were deemed not to be permanently reinvested outside of the United States. The deferred benefit is principally due to the reduction of undistributed earnings attributable to the Company’s operations in Venezuela.

The following table sets forth the details and the activity related to unrecognized tax benefit as of and for the years ended December 31, 2015 and 2014:

(in millions)	2015	2014
Unrecognized tax benefits, January 1,	$145.3	$88.9
Increases (decreases):
Acquisitions	7.7	5.2
Tax positions taken during the current period	77.9	48.1
Tax positions taken during a prior period	(12.5)	3.7
Settlements with taxing authorities	(8.7)	(0.5)
Other	(0.7)	(0.1)

Unrecognized tax benefits, December 31,	$209.0	$145.3

During 2015 and 2014, the change in the unrecognized tax benefits primarily relates to tax positions taken during the current period and tax settlements made during the year. At December 31, 2015, the amount of gross unrecognized tax benefits that, if recognized, would affect the reported tax rate is $215. The Company has indemnification for $4.4 of the gross unrecognized tax benefits from the sellers of acquired companies.

The Company believes that it is reasonably possible that a decrease of approximately $25 of unrecognized tax benefits, related to certain domestic exposures may be necessary within the coming year as a result of a lapse of the statute of limitations.

Not withstanding the possible decrease due to expiring statutes, it is likely that the total amount of unrecognized tax benefits will increase in the next 12 months. Such increase will occur as a result of the Company’s tax return position with respect to the utilization of tax attributes and the conclusion of ongoing tax audits in various jurisdictions around the world. While one or more of these events is reasonably possible to occur within the next 12 months, the Company is not able to accurately estimate the range of the change in the unrecognized tax benefits that will result. The calculation of unrecognized tax benefits involves dealing with uncertainties in the application of complex global tax regulations. Management regularly assesses the Company’s tax positions in light of legislative, bilateral tax treaties, regulatory and judicial developments in the countries in which the Company does business.

The Company conducts business globally and, as a result, the Company or its subsidiaries file income tax returns in the U.S. federal jurisdiction, and in various state, local, and foreign jurisdictions. In the normal course of business, the Company or its subsidiaries are subject to examination by tax authorities throughout the world, including such major jurisdictions as Argentina, Brazil, Canada, China, Colombia, France, Germany, Hong Kong, Hungary, India, Italy, Japan, Malaysia, Mexico, Peru, Spain, Sweden and the U.S. (including, state and local jurisdictions). As of December 31, 2015, the Company remains subject to examination by federal and state tax authorities for the tax years 2005 to 2014. At December 31, 2015, certain of the Company’s more significant foreign jurisdictions remain subject to examination for various tax years between 2007 and 2014.

The Company classifies all interest expense and penalties on uncertain tax positions as income tax expense. The provision for income taxes for 2015, 2014 and 2013 includes tax-related interest expense of $(0.1), $1.8 and $1.7, respectively. As of December 31, 2015 and 2014, the liability for tax-related interest expense was $10.2 and $10.3, respectively.

13. Stockholders’ Equity and Share-Based Awards

The Company maintains the 2013 Stock Incentive Plan, which allows for grants of stock options, restricted stock and short-term cash awards. At December 31, 2015, there were approximately 2.5 million share-based awards collectively available for grant under this stock plan.

Stock Options

A summary of the Company’s stock option activity in 2015 is as follows:

	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Total Intrinsic Value (in millions)
Options outstanding, beginning of year	301.0	$9.50
Granted	—	—
Exercised	(183.7)	9.72
Cancelled	(1.7)	9.00

Options outstanding, end of year (a)	115.6	$9.16	0.7	$4.5

(a)	All options outstanding are exercisable

The Company does not use cash to settle any of its stock options or restricted stock awards and when available issues shares from its treasury stock instead of issuing new shares. Common stock options vest ratably over an explicit service period of typically 3 to 4 years and generally have a contractual term of 7 years. The total intrinsic value of stock options exercised was $7.9, $7.2 and $6.8 for 2015, 2014 and 2013, respectively. There were no stock options granted in 2015, 2014 and 2013.

Restricted Shares of Common Stock

The Company issues restricted stock awards whose restrictions lapse upon either the passage of time (service vesting), achieving performance targets, attaining Company common stock price thresholds or some combination of these restrictions. The contractual life is generally 7 years for those restricted stocks with performance targets, common stock price thresholds or some combination thereof. For those restricted stock awards with common stock price thresholds, the fair values were determined using a Monte Carlo simulation embedded in a lattice model. The fair value for all other restricted stock awards were based on the closing price of the Company’s common stock on the dates of grant.

A summary of the Company’s restricted stock activity for 2015 is as follows:

Shares (in thousands)
Outstanding as of December 31, 2014	7,214.1
Granted	2,290.0
Released/Vested	(2,280.4)
Cancelled	(580.3)

Outstanding as of December 31, 2015	6,643.4

The total fair value of restricted shares granted and total fair value of restricted shares vested for 2015, 2014 and 2013 is as follows:

(in millions)	2015	2014	2013
Total fair value of restricted shares granted	$113.1	$222.0	$75.0
Total fair value of restricted shares vested	61.6	77.1	85.7

For those restricted stock awards with common stock price thresholds, the weighted average grant date fair values of these awards were $52.05, $36.61 and $22.53 for 2015, 2014 and 2013, respectively, based on the following assumptions:

	2015	2014	2013
Expected volatility	26.0%	32.0%	40.7%
Risk-free interest rates	1.8%	1.7%	0.8%
Derived service periods (in years)	0.1	0.3	0.1

For all other restricted stock awards, the weighted average grant date fair values were $52.09, $40.99 and $36.92 for the years ended December 31, 2015, 2014 and 2013, respectively.

As part of the restricted stock awards granted in 2015, in January 2015, the Board authorized an annual grant of approximately 0.8 million restricted stock awards to certain executive officers, which had an aggregate grant date fair value of $33.9 and vested during 2015 when the Company’s weighted average share price exceeded certain thresholds. In 2015, the Company also granted approximately 0.6 million restricted stock awards with an aggregate grant date fair value of $33.2, a portion of which will vest on the third anniversary from the grant date and the remainder will vest upon the achievement of certain performance targets. In December 2015, the Board authorized the 2016 annual grant and awarded approximately 0.8 million restricted stock awards to certain executive officers which had an aggregate grant date fair value of $40.0 and will vest when the Company’s weighted average share price exceeds certain thresholds. Additionally in December 2015, the Board authorized a stock bonus of approximately 0.1 million restricted stock awards to certain executive officers which had an aggregate grant date fair value of $6.0 and vested immediately.

During the fourth quarter of 2015, the Company recognized $77.8 of cumulative stock-based compensation related to certain restricted stock awards granted during 2014 where compensation expense was not previously recognized as the achievement of the performance targets was not deemed probable.

As of December 31, 2015, there was $149 of unrecognized stock-based compensation cost related to non-vested share-based awards whose costs are expected to be expensed through 2017 over a weighted-average period of approximately 9 months.

Stockholders’ Equity

In October 2015, pursuant to a public offering of its common stock, the Company completed an equity offering of 10.0 million newly-issued shares of common and received net proceeds of approximately $477. The proceeds were used to fund a portion of the Jostens Acquisition.

In July 2015, pursuant to a public offering of its common stock, the Company completed an equity offering of 18.4 million newly-issued shares of common stock and received net proceeds of approximately $971. The proceeds were used to fund a portion of the Waddington Acquisition.

In September 2013, pursuant to a public offering of its common stock, the Company completed an equity offering of approximately 24.8 million newly-issued shares of common stock and received net proceeds of approximately $745. The proceeds were used to fund a portion of the YCC Acquisition.

14. Earnings Per Share

A computation of the weighted average shares outstanding for 2015, 2014 and 2013 is as follows:

(in millions)	2015	2014	2013
Weighted average shares outstanding:
Basic	195.8	185.3	170.6
Dilutive share-based awards	0.4	0.8	1.4
Convertible debt	8.3	3.7	0.5

Diluted	204.5	189.8	172.5

Because it is the Company’s intention to redeem the principal amount of the Senior Subordinated Convertible Notes in cash, the treasury stock method is used for determining potential dilution in the diluted earnings per share computation. As of December 31, 2015, there were 4.9 million potentially dilutive restricted share awards with performance-based vesting targets that were not met and as such, have been excluded from the computation of diluted earnings per share.

15. Employee Benefit Plans

The Company maintains defined benefit pension plans for certain of its employees and provides certain postretirement medical and life insurance benefits for a portion of its employees. At December 31, 2015, substantially all the domestic pension and postretirement plans are frozen to new entrants and to future benefit accruals. Benefit obligations are calculated using generally accepted actuarial methods. Actuarial gains and losses are amortized using the corridor method over the average remaining service life of its active employees. The pension and postretirement benefit obligations are measured as of December 31, for 2015 and 2014.

Net Periodic Expense

The components of net periodic pension and postretirement benefit expense for 2015, 2014 and 2013 are as follows:

	Pension Benefits
	2015			2014			2013
(in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total	Domestic	Foreign	Total
Service cost	$—	$2.3	$2.3	$—	$2.1	$2.1	$—	$2.2	$2.2
Interest cost	14.3	1.5	15.8	14.6	2.4	17.0	13.3	2.3	15.6
Expected return on plan assets	(20.1)	(1.2)	(21.3)	(17.5)	(1.4)	(18.9)	(16.9)	(1.2)	(18.1)
Amortization:
Prior service credit	—	—	—	—	(0.9)	(0.9)	—	—	—
Net actuarial loss	5.7	1.1	6.8	4.9	0.3	5.2	7.4	0.4	7.8

Net periodic (income) expense	(0.1)	3.7	3.6	2.0	2.5	4.5	3.8	3.7	7.5
Curtailments and settlements	5.0	0.4	5.4	5.7	0.2	5.9	—	(0.1)	(0.1)

Total expense	$4.9	$4.1	$9.0	$7.7	$2.7	$10.4	$3.8	$3.6	$7.4

Assumptions
Weighted average assumption used to calculate net periodic cost:
Discount rate	3.98%	2.23%	3.69%	4.80%	3.58%	4.58%	3.95%	3.34%	3.85%
Expected return on plan assets	7.40%	3.80%	7.05%	7.50%	4.20%	7.11%	7.75%	3.98%	7.32%
Rate of compensation increase	—	2.44%	2.44%	—	2.50%	2.50%	—	2.56%	2.56%

	Postretirement Benefits
(in millions)	2015	2014	2013
Service cost	$—	$—	$—
Interest cost	0.3	0.3	0.3
Amortization:
Prior service credit	(0.1)	(0.3)	(0.3)
Net actuarial gain	(0.2)	(0.2)	(0.1)

Net periodic cost (credit)	$—	$(0.2)	$(0.1)

Assumptions
Weighted average assumption used to calculate net periodic cost:
Discount rate	3.84%	4.70%	3.90%

The amount of AOCI expected to be recognized in net periodic benefit cost for the year ending December 31, 2016 is as follows:

	Pension Benefits
(in millions)	Domestic	Foreign	Total	Postretirement
Net actuarial loss (gain)	$6.7	$0.7	$7.4	$(0.2)

Funded Status

The following table provides a reconciliation of the benefit obligation, plan assets and the funded status of the pension and postretirement plans as of December 31, 2015 and 2014:

	Pension Benefits						Postretirement Benefits
	2015			2014			2015	2014
(in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total
Change in benefit obligation:
Benefit obligation at beginning of year	$308.6	$74.1	$382.7	$314.4	$71.0	$385.4	$6.8	$6.4
Acquisitions	374.9	—	374.9	—	—	—	0.7	—
Service cost	—	2.3	2.3	—	2.1	2.1	—	—
Interest cost	14.3	1.5	15.8	14.6	2.4	17.0	0.3	0.3
Curtailments and settlements	(18.8)	(1.7)	(20.5)	(25.2)	(0.9)	(26.1)	—	—
Amendments	—	—		—	(1.1)	(1.1)	—	—
Actuarial loss (gain)	(16.3)	(4.8)	(21.1)	24.2	12.6	36.8	(0.5)	0.3
Participant contributions	—	—	—	—	—	—	0.2	0.2
Benefits paid	(22.7)	(2.3)	(25.0)	(19.4)	(3.1)	(22.5)	(0.5)	(0.4)
Foreign currency translation and other	—	(6.8)	(6.8)	—	(8.9)	(8.9)	—	—

Benefit obligation at end of year (a)	640.0	62.3	702.3	308.6	74.1	382.7	7.0	6.8

Change in plan assets:
Fair value of plan assets at beginning of year	$268.5	$35.0	$303.5	$270.0	$35.7	$305.7	$—	$—
Acquisitions	292.5	—	292.5	—	—	—	—	—
Actual return (loss) on plan assets	(14.2)	0.5	(13.7)	27.6	3.0	30.6	—	—
Company contributions	12.2	4.2	16.4	15.5	3.7	19.2	0.3	0.2
Settlements	(18.8)	(1.7)	(20.5)	(25.2)	(0.9)	(26.1)	—	—
Participant contributions	—	—	—	—	—	—	0.2	0.2
Benefits paid	(22.7)	(2.3)	(25.0)	(19.4)	(3.1)	(22.5)	(0.5)	(0.4)
Foreign currency translation and other	—	(3.2)	(3.2)	—	(3.4)	(3.4)	—	—

Fair value of plan assets at end of year	517.5	32.5	550.0	268.5	35.0	303.5	—	—

Net (liability) recognized in the consolidated balance sheet	$(122.5)	$(29.8)	$(152.3)	$(40.1)	$(39.1)	$(79.2)	$(7.0)	$(6.8)

Assumptions
Weighted average assumption used to calculate benefit obligation:
Discount rate	4.44%	2.56%	4.27%	3.90%	2.23%	3.58%	4.30%	3.90%
Rate of compensation increase	—	2.49%	2.49%	—	2.44%	2.44%	—	—
Healthcare cost trend rate:
Current	—	—	—	—	—	—	6.71%	6.45%
Ultimate	—	—	—	—	—	—	4.50%	4.50%

(a)	The accumulated benefit obligation for all defined benefit pension plans was $690 and $376 at December 31, 2015 and 2014, respectively.

Amounts recognized in the Company’s consolidated balance sheets at December 31, 2015 and 2014 consist of:

	Pension Benefits		Postretirement Benefits
(in millions)	2015	2014	2015	2014
Other assets	$6.4	$5.4	$—	$—
Accrued benefit cost	(158.7)	(84.6)	(7.0)	(6.8)

Net amount recognized	$(152.3)	$(79.2)	$(7.0)	$(6.8)

Summary of under-funded or non-funded pension benefit plans with projected benefit obligation in excess of plan assets at December 31, 2015 and 2014:

	Pension Benefits
(in millions)	2015	2014
Projected benefit obligation	$687.8	$369.0
Fair value of plan assets	529.1	284.5

Summary of pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2015 and 2014:

	Pension Benefits
(in millions)	2015	2014
Accumulated benefit obligation	$672.9	$359.5
Fair value of plan assets	522.0	281.2

The Company employs a total return investment approach for its pension plans whereby a mix of equities and fixed income investments are used to maximize the long-term return of pension plan assets. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and the Company’s financial condition. The domestic investment portfolios contain a diversified blend of equity and fixed-income investments. The domestic equity investments are diversified across geography and market capitalization through investments in U.S. large-capitalization stocks, U.S. small-capitalization stocks and international securities. The domestic fixed income investments are primarily comprised of investment-grade and high-yield securities through investments in corporate and government bonds, government agencies and asset-backed securities. The Level 1 and Level 2 investments are primarily based upon quoted market prices and the classification between Level 1 and Level 2 is based upon the valuation frequency of the investments. The domestic Level 3 investments are primarily comprised of hedge fund of funds whose assets are primarily valued based upon the net asset value per share and an insurance contract valued at contract value. The Company maintains numerous foreign defined benefit pension plans. The asset allocations for the foreign investment may vary by plan and jurisdiction and are primarily based upon the plan structure and plan participant profile. The foreign Level 3 investments are primarily comprised of insurance contracts valued at contract value. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

The expected long-term rate of return for plan assets is based upon many factors, including expected asset allocations, historical asset returns, current and expected future market conditions, risk and active management premiums. The expected long-term rate of return is adjusted when there are fundamental changes in expected returns on the Company’s defined benefit pension plan’s investments. The Company’s target asset allocation for 2015 and 2014 is as follows: equities—approximately 25%-40%; bonds—approximately 20%-40%; and cash alternatives investments and other—approximately 25%-45%. Actual asset allocations may vary from the targeted allocations for various reasons, including market conditions and the timing of transactions.

The composition of domestic pension plan assets at December 31, 2015 and 2014 is as follows:

	Fair Value Measurements of Plan Assets – Domestic Plans
(in millions)	December 31, 2015
Asset Category	Level 1	Level 2	Level 3	Total
Equity securities and funds:
Domestic	$115.1	$4.9	$—	$120.0
International	59.3	29.0	—	88.3
Fixed income securities and funds	119.9	28.7	—	148.6
Alternative investments	20.7	95.9	37.8	154.4
Cash and other	5.1	—	1.1	6.2

Total	$320.1	$158.5	$38.9	$517.5

	Fair Value Measurements of Plan Assets – Domestic Plans
(in millions)	December 31, 2014
Asset Category	Level 1	Level 2	Level 3	Total
Equity securities and funds:
Domestic	$29.0	$10.2	$—	$39.2
International	—	40.4	—	40.4
Fixed income securities and funds	73.6	30.5	—	104.1
Alternative investments	24.5	48.8	10.2	83.5
Cash and other	0.2	—	1.1	1.3

Total	$127.3	$129.9	$11.3	$268.5

The composition of foreign pension plan assets at December 31, 2015 and 2014 is as follows:

	Fair Value Measurements of Plan Assets – Foreign Plans
(in millions)	December 31, 2015
Asset Category	Level 1	Level 2	Level 3	Total
Equity securities and funds	$5.0	$—	$—	$5.0
Fixed income securities and funds	12.4	—	—	12.4
Cash and other	0.9	—	14.2	15.1

Total	$18.3	$—	$14.2	$32.5

	Fair Value Measurements of Plan Assets – Foreign Plans
(in millions)	December 31, 2014
Asset Category	Level 1	Level 2	Level 3	Total
Equity securities and funds	$5.8	$—	$—	$5.8
Fixed income securities and funds	12.7	—	—	12.7
Cash and other	1.0	—	15.5	16.5

Total	$19.5	$—	$15.5	$35.0

The activity for Level 3 pension plan assets for 2015 and 2014 is as follows:

	Level 3 Pension Plan Assets
(in millions)	Domestic Plans	Foreign Plans
Balance, December 31, 2013	$13.8	$17.3
Actual return on plan assets:
Relating to assets held at year-end	0.7	0.4
Relating to assets sold during the period	0.2	—
Purchases, sales, settlements and other, net	(3.4)	(2.2)

Balance, December 31, 2014	$11.3	$15.5
Acquisitions	36.0	—
Actual return (loss) on plan assets:
Relating to assets held at year-end	(1.6)	0.4
Relating to assets sold during the period	0.1	—
Purchases, sales, settlements and other, net	(6.9)	(1.7)

Balance, December 31, 2015	$38.9	$14.2

Domestic Contributions

In 2016, the Company expects to make cash contributions of approximately $3 and $1 to its domestic pension and postretirement plans, respectively. These contributions are for both funded and unfunded plans and are net of participant contributions.

Foreign Contributions

The Company funds its pension plans in amounts consistent with applicable laws and regulations and expects to make cash contributions of approximately $3 in 2016.

Information about the expected benefit payments for the Company’s pension and postretirement plans are as follows:

Years Ending December 31,	Pension Plans	Postretirement Plans
	(in millions)
2016	$45.3	$0.6
2017	45.2	0.6
2018	45.1	0.6
2019	45.5	0.6
2020	46.5	0.5
Next 5 years	225.5	2.3

The current healthcare cost trend rate gradually declines through 2037 to the ultimate trend rate and remains level thereafter. A one percentage point change in assumed healthcare cost trend rates would not have a material effect on the postretirement benefit obligation or the service and interest cost components of postretirement benefit costs.

The Company sponsors a defined contribution savings plan for substantially all of its U.S. employees. Under provisions for this plan, employees may contribute a percentage of eligible compensation on both a before-tax basis and after-tax basis. The Company generally matches a percentage of a participating employee’s before-tax contributions. For 2015, 2014 and 2013, the defined contribution savings plan expense was $12.5, $8.9 and $7.8, respectively.

16. Restructuring Costs

Restructuring costs for 2015, 2014 and 2013 are as follows:

	2015
(in millions)	Employee Terminations	Other Charges	Total
Branded Consumables	$2.2	$3.1	$5.3
Consumer Solutions	—	0.3	0.3
Outdoor Solutions	4.5	—	4.5
Corporate	—	2.0	2.0

Total	$6.7	$5.4	$12.1

	2014
(in millions)	Employee Terminations	Other Charges	Total
Branded Consumables	$3.5	$0.1	$3.6
Consumer Solutions	0.7	1.1	1.8
Outdoor Solutions	2.1	0.2	2.3

Total	$6.3	$1.4	$7.7

	2013
(in millions)	Employee Terminations	Other Charges	Total
Branded Consumables	$4.8	$2.2	$7.0
Consumer Solutions	2.9	0.4	3.3
Outdoor Solutions	7.7	4.0	11.7

Total	$15.4	$6.6	$22.0

Branded Consumables Segment Restructuring Costs

During 2015, the Company initiated plans to rationalize the operating processes of certain domestic and international operations. These plans primarily consists of headcount reductions. Restructuring costs for 2015 primarily relate to these plans. For 2015, other charges are primarily comprised of lease terminations.

During 2013, the Company initiated a plan to rationalize the operating processes of certain international operations. The plan primarily consists of headcount reductions. Restructuring costs for 2013 primarily relate to this plan. For 2013, other charges are primarily comprised of lease terminations.

Outdoor Solutions Segment Restructuring Costs

During 2015, the Company initiated plans to rationalize the operating processes of certain international operations. The plan primarily consists of headcount reductions. Restructuring costs for 2015 primarily relate to these plans.

During 2013, the Company initiated a plan to rationalize the operating processes of certain international operations. The plan primarily consists of headcount reductions. Restructuring costs for 2013 primarily relate to this plan. For 2013, other charges are primarily comprised of lease and contract termination fees.

Accrued restructuring costs activity for 2015 and 2014 are as follows:

(in millions)	Accrual Balance at December 31, 2014	Restructuring Costs, net	Payments	Foreign Currency and Other	Accrual Balance at December 31, 2015
Severance and other employee-related (a)	$5.4	$6.7	$(5.6)	$(0.4)	$6.1
Other costs (b)	5.4	5.4	(6.0)	(0.2)	4.6

Total	$10.8	$12.1	$(11.6)	$(0.6)	$10.7

(in millions)	Accrual Balance at December 31, 2013	Restructuring Costs, net	Payments	Foreign Currency and Other	Accrual Balance at December 31, 2014
Severance and other employee-related (a)	$16.6	$6.3	$(17.2)	$(0.3)	$5.4
Other costs (b)	13.4	1.4	(9.4)	—	5.4

Total	$30.0	$7.7	$(26.6)	$(0.3)	$10.8

(a)	For 2015 and 2014, the total headcount underlying these costs is approximately 204 and 2,850, respectively. At December 31, 2015, approximately 70 employees have not been terminated under the plans. The amounts accrued at December 31, 2015 for severance and other employee-related are expected to be paid through 2016.
(b)	Amounts accrued at December 31, 2015 for other costs (principally lease and contract termination costs) are expected to be paid through 2019.

17. Segment Information

The Company reports four business segments: Branded Consumables, Consumer Solutions, Outdoor Solutions and Process Solutions. The majority of the Company’s sales are within the United States. The Company’s international operations are mainly based in Asia, Canada, Europe and Latin America. The Company and its chief operating decision maker use “segment earnings” to measure segment operating performance.

The Branded Consumables segment manufactures or sources, markets and distributes a broad line of branded consumer products, many of which are affordable, consumable and fundamental household staples, including arts and crafts paint brushes, air fresheners, brooms, brushes, buckets, children’s card games, clothespins, collectible tins, condoms, cord, rope and twine, premium disposable tableware, dusters, dust pans, feeding bottles, fencing, fire extinguishing products, firelogs and firestarters, foam coolers, fresh preserving jars and accessories, home decor accessories, home fragrance products, kitchen matches, mops, other craft items, pacifiers, plastic cutlery, playing cards and accessories, rubber gloves and related cleaning products, safes, premium scented candles and accessories, security cameras, security doors, smoke and carbon monoxide alarms, soothers, sponges, storage organizers and workshop accessories, teats, toothpicks, travel sprays, window guards and other accessories. This segment markets our products under brand names such as Aviator®, Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, BRK®, Crawford®, Diamond®, Envirocooler®, Fiona®, First Alert®, First Essentials®, Hoyle®, Java-Log®, KEM®, Kerr®, Lehigh®, Lifoam® Lillo®, Loew-Cornell®, Millefiori®, Mapa®, NUK®, Pine Mountain®, ProPak®, Quickie Green Cleaning®, Quickie Home-Pro®, Quickie Microban®, Quickie Original®, Quickie Professional®, Spontex®, Tigex®, Waddington, Wellington®, Yankee Candle® and YOU®, among others.

The Consumer Solutions segment manufactures or sources, markets, and distributes a diverse line of household products, including kitchen appliances and home environment products. This segment maintains a strong portfolio of globally-recognized brands including Bionaire®, Cadence®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rainbow®, Rival®, Seal-a-Meal®, Sunbeam® and Villaware®.

The principal products in this segment include: household kitchen appliances, such as blenders, coffeemakers, irons, mixers, slow cookers, tea kettles, toasters, toaster ovens and vacuum packaging machines; home environmental products, such as air purifiers, fans, heaters, humidifiers and vacuum cleaning systems; clippers, trimmers and other hair care products for professional use in the beauty and barber and animal categories; electric blankets, heating pads, mattress pads and throws; products for the hospitality industry; and scales for consumer use. The Consumer Solutions segment also has rights to sell various small appliance products, in substantially all of Europe under the Breville® brand name.

The Outdoor Solutions segment manufactures or sources, markets and distributes global consumer active lifestyle products for outdoor and outdoor-related activities. For general outdoor activities, the Outdoor Solutions segment is a leading provider of active lifestyle products, offering an array of products that include camping and outdoor equipment such as air beds, camping stoves, coolers, foldable furniture, gas grills, lanterns and flashlights, sleeping bags, tents and water recreation products such as inflatable boats, kayaks and tow-behinds under brand names such as Campingaz®, Coleman®, Esky® and Invicta®. The Outdoor Solutions segment is also a leading provider of fishing equipment under brand names such as Abu Garcia®, All Star®, Berkley®, Fenwick®, Greys®, Gulp!®, Hardy®, JRC™, Mitchell®, PENN®, Pflueger®, Sebile®, Sevenstrand®, Shakespeare®, Spiderwire®, Stren®, Trilene®, Ugly Stik® and Xtools®. Team sports equipment for baseball, softball, football, basketball and lacrosse products are sold under brand names such as deBeer®, Gait®, Miken®, Rawlings® and Worth®. Alpine and nordic skiing, snowboarding, snowshoeing and in-line skating products are sold under brand names such as Atlas®, Dalbello®, Full Tilt®, K2®, Line®, Little Bear®, Madshus®, Marker®, Morrow®, Ride®, Tubbs®, Völkl® and 5150®. Water sports equipment, personal flotation devices and all-terrain vehicle gear are sold under brand names such as Helium®, Hodgman®, MadDog Gear®, Sevylor®, Sospenders® and Stearns®. The Company also sells high performance technical and outdoor apparel and equipment under brand names such as CAPP3L®, Ex Officio®, K2®, Marker®, Marmot®, Planet Earth®, Ride®, Squadra®, Völkl® and Zoot®, and premium air beds under the AeroBed® brand. Additionally, the Company provides a product portfolio of high-quality class and championship rings and other jewelry, caps and gowns, diplomas, varsity jackets, yearbooks and other accessories, among others, under the Jostens® brand.

The Process Solutions segment manufactures, markets and distributes a wide variety of plastic products including closures, contact lens packaging, medical disposables, plastic cutlery and rigid packaging. Many of these products are consumable in nature or represent components of consumer products. This segment’s materials business produces specialty nylon polymers, conductive fibers and monofilament used in various products, including woven mats used by paper producers and weed trimmer cutting line, as well as fiberglass radio antennas for marine, citizen band and military applications. This segment is also a leading North American producer of niche products fabricated from solid zinc strip and is the sole source supplier of copper-plated zinc penny blanks to the United States Mint and a major supplier to the Royal Canadian Mint, as well as a supplier of brass, bronze and nickel-plated finishes on steel and zinc for coinage to other international markets. In addition, the Company manufactures a line of industrial zinc products marketed globally for use in the architectural, automotive, construction, electrical component and plumbing markets.

Segment information as of and for the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015
(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$3,338.6	$2,167.1	$2,736.6	$452.4	$(90.8)	$8,603.9	$—	$8,603.9

Segment earnings (loss)	638.3	329.6	305.7	60.1	—	1,333.7	(131.7)	1,202.0
Adjustments to reconcile to reported operating earnings (loss):
Fair market value adjustment to inventory	(18.2)	—	(18.7)	—	—	(36.9)	—	(36.9)
Restructuring costs, net	(5.4)	(0.3)	(4.4)	—	—	(10.1)	(2.0)	(12.1)
Acquisition-related and other costs	(29.3)	(17.5)	(34.1)	(0.5)	—	(81.4)	(23.3)	(104.7)
Venezuela-related charges	—	—	—	—	—	—	(60.6)	(60.6)
Other (a)	—	—	—	—	—	—	(83.8)	(83.8)
Impairment of goodwill, intangibles and other assets	(5.2)	—	(145.6)	—	—	(150.8)	—	(150.8)
Depreciation and amortization	(119.9)	(38.2)	(68.8)	(11.8)	—	(238.7)	(6.7)	(245.4)

Operating earnings (loss)	$460.3	$273.6	$34.1	$47.8	$—	$815.8	$(308.1)	$507.7

Other segment data:
Total assets	$5,936.3	$2,235.0	$4,826.6	$198.5	$—	$13,196.4	$1,096.7	$14,293.1
Capital expenditures	109.5	27.7	52.5	13.2	—	202.9	11.7	214.6

	2014
(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$2,993.6	$2,211.6	$2,739.2	$427.5	$(84.8)	$8,287.1	$—	$8,827.1

Segment earnings (loss)	520.6	358.0	302.3	52.0	—	1,232.9	(128.9)	1,104.0
Adjustments to reconcile to reported operating earnings (loss):
Fair market value adjustment to inventory	(2.1)	(21.3)	—	—	—	(23.4)	—	(23.4)
Restructuring costs, net	(3.6)	(1.8)	(2.3)	—	—	(7.7)	—	(7.7)
Acquisition-related and other costs (b)	(19.6)	27.8	(41.1)	—	—	(32.9)	(9.1)	(42.0)
Venezuela-related charges	—	—	—	—	—	—	(174.6)	(174.6)
Impairment of goodwill, intangibles and other assets	(13.9)	(0.7)	(9.9)	(0.9)	—	(25.4)	—	(25.4)
Depreciation and amortization	(86.1)	(32.4)	(55.6)	(11.3)	—	(185.4)	(5.7)	(191.1)

Operating earnings (loss)	$395.3	$329.6	$193.4	$39.8	$—	$958.1	$(318.3)	$639.8

Other segment data:
Total assets	$4,223.1	$2,516.5	$2,829.4	$194.1	$—	$9,763.1	$1,036.2	$10,799.3
Capital expenditures	92.3	28.6	57.3	17.6	—	195.8	6.3	202.1

	2013
(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$2,266.6	$2,040.0	$2,724.4	$403.6	$(78.7)	$7,355.9	$—	$7,355.9

Segment earnings (loss)	411.1	307.2	298.4	51.7	—	1,068.4	(132.4)	936.0
Adjustments to reconcile to reported operating earnings (loss):
Fair market value adjustment to inventory	(82.4)	—	(7.4)	—	—	(89.8)	—	(89.8)
Restructuring costs, net	(7.0)	(3.3)	(11.7)	—	—	(22.0)	—	(22.0)
Acquisition-related and other costs (c)	(7.4)	(1.4)	(25.9)	—	—	(34.7)	17.1	(17.6)
Venezuela-related charges	—	—	—	—	—	—	(29.0)	(29.0)
Other (d)	—	—	—	—	—	—	(38.8)	(38.8)
Depreciation and amortization	(60.8)	(32.5)	(57.3)	(11.3)	—	(161.9)	(4.0)	(165.9)

Operating earnings (loss)	$253.5	$270.0	$196.1	$40.4	$—	$760.0	$(187.1)	$572.9

Other segment data:
Capital expenditures	$39.0	$39.0	$87.2	$8.4	$—	$173.6	$37.4	$211.0

(a)	Primarily comprised of the cumulative stock-based compensation related to certain restricted stock awards where compensation expense was not previously recognized (see Note 13).
(b)	Consolidated amount includes a gain of $38.7 on the sale of an Asian manufacturing facility recorded in the Consumer Solutions segment.
(c)	Consolidated amount includes a net gain on the sale of certain domestic assets recorded in the Corporate segment.
(d)	Represents stock-based compensation related to a grant of common stock to certain executive officers (see Note 13).

Note: Intersegment sales are recorded at cost plus an agreed upon profit.

Geographic Information

Geographic information as of and for the years ended December 31, 2015, 2014 and 2013 is as follows:

(in millions)	Domestic	International	Total
2015
Net sales	$5,558.1	$3,045.8	$8,603.9
Property, plant and equipment, net	732.3	342.1	1,074.4
2014
Net sales	$5,085.2	$3,201.9	$8,287.1
Property, plant and equipment, net	516.0	333.9	849.9
2013
Net sales	$4,482.7	$2,873.2	$7,355.9

18. Accumulated Other Comprehensive Income (Loss)

AOCI activity for 2015 is as follows:

(in millions)	Cumulative Translation Adjustment	Derivative Financial Instruments	Accrued Benefit Cost	AOCI
AOCI at December 31, 2014	$(139.5)	$13.4	$(54.6)	$(180.7)
AOCI activity, net of tax:
OCI excluding reclassifications	(185.7)	42.9	40.7	(102.1)
Reclassifications to earnings	—	(39.6)	(39.7)	(79.3)

OCI, net of tax	(185.7)	3.3	1.0	(181.4)

AOCI at December 31, 2015	$(325.2)	$16.7	$(53.6)	$(362.1)

For 2015, 2014 and 2013 reclassifications from AOCI to the results of operations for the Company’s pension and postretirement benefit plans were an expense of $11.9, $9.7 and $7.4, respectively, and primarily represent the amortization of net actuarial losses and plan settlements (see Note 15). For 2015, 2014 and 2013, reclassifications from AOCI to the results of operations for the Company’s derivative financial instruments for effective cash flow hedges were income of $32.4, $6.3 and $18.2, respectively (see Note 10).

The income tax (provision) benefit allocated to the components of OCI for 2015, 2014 and 2013 is as follows:

(in millions)	2015	2014	2013
Cumulative translation adjustment	$(12.3)	$(12.5)	$—
Derivative financial instruments	0.6	(6.0)	(2.3)
Accrued benefit cost	0.7	4.2	(14.5)
Unrealized gain on investment	—	0.1	—

Income tax (provision) benefit related to OCI	$(11.0)	$(14.2)	$(16.8)

19. Condensed Consolidating Financial Data

The Company provides condensed consolidating financial data for its subsidiaries that are guarantors of its registered public debt. The Company’s 6 1⁄8% Senior Notes due 2022 and Senior Subordinated Notes (see Note 9) are fully guaranteed, jointly and severally, by certain of the Company’s domestic subsidiaries (“Guarantor Subsidiaries”). The guarantees of the Guarantor Subsidiaries are subject to release only in certain limited circumstances. The Company’s non-United States subsidiaries and those domestic subsidiaries who are not guarantors (“Non-Guarantor Subsidiaries”) are not guaranteeing these notes. Presented below is the condensed consolidating financial data of the Company (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis, using the equity method of accounting for subsidiaries, as of and for the years ended December 31, 2015, 2014 and 2013.

Condensed Consolidating Results of Operations

	Year Ended December 31, 2015
(in millions)	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$5,966.6	$3,465.0	$(827.7)	$8,603.9
Cost of sales	—	4,212.6	2,527.1	(827.7)	5,912.0

Gross profit	—	1,754.0	937.9	—	2,691.9
Selling, general and administrative expenses	207.3	1,122.3	691.7	—	2,021.3
Restructuring costs, net	2.0	4.8	5.3	—	12.1
Impairment of goodwill, intangibles and other assets	—	126.6	24.2	—	150.8

Operating earnings (loss)	(209.3)	500.3	216.7	—	507.7
Interest expense, net	174.2	38.2	13.7	—	226.1

Income (loss) before taxes and equity earnings of subsidiaries	(383.5)	462.1	203.0	—	281.6
Income tax provision (benefit)	(139.3)	198.7	75.7	—	135.1
Equity earnings of subsidiaries	390.7	89.1	—	(479.8)	—

Net income (loss)	146.5	352.5	127.3	(479.8)	146.5
Other comprehensive income (loss), net of tax	(181.4)	(136.5)	(165.1)	301.6	(181.4)

Comprehensive income (loss)	$(34.9)	$216.0	$(37.8)	$(178.2)	$(34.9)

	Year Ended December 31, 2014
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$5,678.9	$3,407.1	$(798.9)	$8,287.1
Cost of sales	—	4,064.8	2,388.3	(798.9)	5,654.2

Gross profit	—	1,614.1	1,018.8	—	2,632.9
Selling, general and administrative expenses	104.8	1,130.3	724.9	—	1,960.0
Restructuring costs, net	—	—	7.7	—	7.7
Impairment of goodwill, intangibles and other assets	—	23.2	2.2	—	25.4

Operating earnings (loss)	(104.8)	460.6	284.0	—	639.8
Interest expense, net	171.9	31.3	7.1	—	210.3
Loss on early extinguishment of debt	56.7	—	—	—	56.7

Income (loss) before taxes and equity earnings of subsidiaries	(333.4)	429.3	276.9	—	372.8
Income tax provision (benefit)	(126.1)	162.4	94.0	—	130.3
Equity earnings of subsidiaries	449.8	156.1	—	(605.9)	—

Net income (loss)	242.5	423.0	182.9	(605.9)	242.5
Other comprehensive income (loss), net of tax	(122.1)	(160.9)	(191.8)	352.7	(122.1)

Comprehensive income (loss)	$120.4	$262.1	$(8.9)	$(253.2)	$120.4

	Year Ended December 31, 2013
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$4,930.5	$3,191.7	$(766.3)	$7,355.9
Cost of sales	—	3,732.3	2,275.2	(766.3)	5,241.2

Gross profit	—	1,198.2	916.5	—	2,114.7
Selling, general and administrative expenses	133.8	804.6	581.4	—	1,519.8
Restructuring costs, net	—	5.8	16.2	—	22.0

Operating earnings (loss)	(133.8)	387.8	318.9	—	572.9
Interest expense, net	199.3	(21.8)	17.9	—	195.4
Loss on early extinguishment of debt	25.9	—	—	—	25.9

Income (loss) before taxes and equity earnings of subsidiaries	(359.0)	409.6	301.0	—	351.6
Income tax provision (benefit)	(124.9)	165.9	106.7	—	147.7
Equity earnings of subsidiaries	438.0	145.0	—	(583.0)	—

Net income (loss)	203.9	388.7	194.3	(583.0)	203.9
Other comprehensive income (loss), net of tax	(5.2)	(2.0)	(26.1)	28.1	(5.2)

Comprehensive income (loss)	$198.7	$386.7	$168.2	$(554.9)	$198.7

Condensed Consolidating Balance Sheets

	As of December 31, 2015
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$879.6	$7.6	$411.2	$—	$1,298.4
Accounts receivable	—	5.4	1,305.0	—	1,310.4
Inventories	—	990.6	792.6	—	1,783.2
Other current assets	53.6	69.7	139.0	—	262.3

Total current assets	933.2	1,073.3	2,647.8	—	4,654.3

Property, plant and equipment, net	50.8	504.3	519.3	—	1,074.4
Goodwill	—	3,069.8	1,190.6	—	4,260.4
Intangibles, net	—	3,008.1	1,086.5	—	4,094.6
Intercompany receivables	6,237.9	4,947.3	4,560.9	(15,746.1)	—
Investment in subsidiaries	8,161.1	2,111.4	—	(10,272.5)	—
Other non-current assets	66.7	8.9	133.8	—	209.4

Total assets	$15,449.7	$14,723.1	$10,138.9	$(26,018.6)	$14,293.1

Liabilities and stockholders’ equity:
Short-term debt and current portion of long-term debt	$66.5	$1.8	$525.2	$—	$593.5
Accounts payable	8.3	493.4	311.5	—	813.2
Other current liabilities	94.3	289.4	484.9	—	868.6

Total current liabilities	169.1	784.6	1,321.6	—	2,275.3

Long-term debt	5,774.6	4.1	8.8	—	5,787.5
Intercompany payables	5,172.4	4,126.7	6,447.0	(15,746.1)	—
Deferred taxes on income	60.5	1,154.5	388.5	—	1,603.5
Other non-current liabilities	220.8	146.6	207.1	—	574.5
Total stockholders’ equity	4,052.3	8,506.6	1,765.9	(10,272.5)	4,052.3

Total liabilities and stockholders’ equity	$15,449.7	$14,723.1	$10,138.9	$(26,018.6)	$14,293.1

	As of December 31, 2014
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Cash and cash equivalents	$728.8	$9.3	$426.7	$—	$1,164.8
Accounts receivable	—	1.2	1,276.7	—	1,277.9
Inventories	—	919.4	585.3	—	1,504.7
Other current assets	38.3	161.7	170.6	—	370.6

Total current assets	767.1	1,091.6	2,459.3	—	4,318.0

Property, plant and equipment, net	47.0	456.5	346.4	—	849.9
Goodwill	—	2,572.0	308.2	—	2,880.2
Intangibles, net	—	2,350.7	247.8	—	2,598.5
Intercompany receivables	4,641.2	4,758.6	4,547.7	(13,947.5)	—
Investment in subsidiaries	7,111.3	2,029.1	—	(9,140.4)	—
Other non-current assets	56.4	26.9	69.4	—	152.7

Total assets	$12,623.0	$13,285.4	$7,978.8	$(23,087.9)	$10,799.3

Liabilities and stockholders’ equity:
Short-term debt and current portion of long-term debt	$47.0	$1.6	$546.3	$—	$594.9
Accounts payable	8.7	529.8	271.4	—	809.9
Other current liabilities	63.6	337.4	271.4	—	672.4

Total current liabilities	119.3	868.8	1,089.1	—	2,077.2

Long-term debt	4,442.0	4.2	17.8	—	4,464.0
Intercompany payables	5,197.4	4,044.0	4,706.1	(13,947.5)	—
Deferred taxes on income	100.4	1,039.3	82.4	—	1,222.1
Other non-current liabilities	154.6	160.5	111.6	—	426.7
Total stockholders’ equity	2,609.3	7,168.6	1,971.8	(9,140.4)	2,609.3

Total liabilities and stockholders’ equity	$12,623.0	$13,285.4	$7,978.8	$(23,087.9)	$10,799.3

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2015
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$(137.6)	$1,080.3	$(248.8)	$(9.2)	$684.7
Financing activities:
Net change in short-term debt	—	(0.9)	(33.1)	—	(34.0)
(Payments on) proceeds from intercompany transactions	545.3	(932.5)	382.6	4.6	—
Proceeds from issuance of long-term debt	1,386.0	—	3.8	—	1,389.8
Payments on long-term debt	(52.6)	(0.8)	(1.3)	—	(54.7)
Issuance (repurchase) of common stock, net	1,315.5	—	—	—	1,315.5
Excess tax benefits from stock-based compensation	25.9	—	—	—	25.9
Other	(17.7)	(0.4)	(5.7)	—	(23.8)

Net cash provided by (used in) financing activities	3,202.4	(934.6)	346.3	4.6	2,618.7

Investing activities:
Additions to property, plant and equipment	(11.7)	(133.7)	(69.2)	—	(214.6)
Acquisition of business, net of cash acquired	(2,904.0)	(7.0)	(26.1)	—	(2,937.1)
Intercompany investing activities, net	—	(4.6)	—	4.6	—
Other	1.7	(2.1)	35.0	—	34.6

Net cash used in investing activities	(2,914.0)	(147.4)	(60.3)	4.6	(3,117.1)

Effect of exchange rate changes on cash	—	—	(52.7)	—	(52.7)

Net increase (decrease) in cash and cash equivalents	150.8	(1.7)	(15.5)	—	133.6
Cash and cash equivalents at beginning of year	728.8	9.3	426.7	—	1,164.8

Cash and cash equivalents at end of year	$879.6	$7.6	$411.2	$—	$1,298.4

	Year Ended December 31, 2014
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Consolidated
Net cash provided by (used in) operating activities:	$(145.5)	$555.1	$236.5		$(19.1)	$627.0
Financing activities:
Net change in short-term debt	—	—	25.4		—	25.4
(Payments on) proceeds from intercompany transactions	11.8	(74.9)	44.0		19.1	—
Proceeds from issuance of long-term debt	1,752.5	1.6	10.7		—	1,764.8
Payments on long-term debt	(1,245.7)	(1.5)	(0.8)		—	(1,248.0)
Issuance (repurchase) of common stock, net	(285.3)	—	—		—	(285.3)
Excess tax benefits from stock-based compensation	38.0	—	—		—	38.0
Other	(21.4)	(7.6)	(0.4)		—	(29.4)

Net cash provided by (used in) financing activities	249.9	(82.4)	78.9		19.1	265.5

Investing activities:
Additions to property, plant and equipment	(6.2)	(129.0)	(66.9)		—	(202.1)
Acquisition of business, net of cash acquired	—	(340.5)	(176.9)		—	(517.4)
Other	(0.2)	(7.4)	15.6		—	8.0

Net cash used in investing activities	(6.4)	(476.9)	(228.2)		—	(711.5)

Effect of exchange rate changes on cash	—	—	(144.7)		—	(144.7)

Net increase (decrease) in cash and cash equivalents	98.0	(4.2)	(57.5)		—	36.3
Cash and cash equivalents at beginning of year	630.8	13.5	484.2		—	1,128.5

Cash and cash equivalents at end of year	$728.8	$9.3	$426.7	$		$1,164.8

	Year Ended December 31, 2013
(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$(180.6)	$675.2	$182.8	$(8.9)	$668.5
Financing activities:
Net change in short-term debt	—	(0.1)	102.1	—	102.0
(Payments on) proceeds from intercompany transactions	775.4	(567.5)	(200.5)	(7.4)	—
Proceeds from issuance of long-term debt	1,261.5	—	11.9	—	1,273.4
Payments on long-term debt	(404.5)	(1.8)	(1.4)	—	(407.7)
Issuance (repurchase) of common stock, net	450.5	—	—	—	450.5
Excess tax benefits from stock-based compensation	11.6	—	—	—	11.6
Other	(19.2)	(4.4)	(0.6)	—	(24.2)

Net cash provided by (used in) financing activities	2,075.3	(573.8)	(88.5)	(7.4)	1,405.6

Investing activities:
Additions to property, plant and equipment	(37.5)	(77.7)	(95.8)	—	(211.0)
Acquisition of business, net of cash acquired	(1,807.4)	—	(12.7)	—	(1,820.1)
Intercompany investing activities, net	—	(16.3)	—	16.3	—
Other	20.8	1.2	51.7	—	73.7

Net cash used in investing activities	(1,824.1)	(92.8)	(56.8)	16.3	(1,957.4)

Effect of exchange rate changes on cash	—	—	(22.3)	—	(22.3)

Net increase in cash and cash equivalents	70.6	8.6	15.2	—	94.4
Cash and cash equivalents at beginning of year	560.2	4.9	469.0	—	1,034.1

Cash and cash equivalents at end of year	$630.8	$13.5	$484.2	$—	$1,128.5

The amounts reflected as proceeds (payments) from (to) intercompany transactions represent cash flows originating from transactions conducted between guarantor subsidiaries, non-guarantor subsidiaries and parent in the normal course of business operations.

Schedule II

JARDEN CORPORATION

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(in millions)

	Balance at beginning of period	Charges to costs and expense	Deductions from reserves	Other (2)	Balance at end of period
Reserves against accounts receivable (1):
2015	$(119.7)	$(111.6)	$76.4	$9.4	$(145.5)
2014	(97.0)	(93.1)	67.4	3.0	(119.7)
2013	(79.7)	(92.5)	74.9	0.3	(97.0)

(1)	Principally consisting of reserves for uncollectable accounts and sales returns and allowances.
(2)	Principally consisting of foreign currency translation.